Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Graham Packaging Holdings Company

We have audited the accompanying consolidated balance sheets of Graham Packaging Holdings Company and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, partners’ capital (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 10, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Note 25 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for discontinued operations.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 10, 2009

(November 2, 2009, as to Note 23, Pending Transaction, Note 24, Loss Per Unit and Note 25, Subsequent Events)

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$43,879	$18,314
Accounts receivable, net	233,734	247,953
Inventories	224,361	266,184
Deferred income taxes	2,829	7,520
Prepaid expenses and other current assets	57,248	40,698

Total current assets	562,051	580,669
Property, plant and equipment	1,921,257	2,181,384
Less accumulated depreciation and amortization	860,663	938,966

Property, plant and equipment, net	1,060,594	1,242,418
Intangible assets, net	46,258	52,852
Goodwill	293,360	306,719
Other non-current assets	44,587	51,175

Total assets	$2,006,850	$2,233,833

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$56,899	$45,695
Accounts payable	100,778	166,573
Accrued expenses and other current liabilities	192,207	184,559
Deferred revenue	34,646	25,024

Total current liabilities	384,530	421,851
Long-term debt	2,442,339	2,488,637
Deferred income taxes	19,669	25,778
Other non-current liabilities	119,637	84,964
Commitments and contingent liabilities (see Notes 19 and 20)
Partners’ capital (deficit):
General partners	(44,372)	(41,508)
Limited partners	(848,307)	(796,694)
Notes and interest receivable for ownership interests	(2,060)	(1,939)
Accumulated other comprehensive income	(64,586)	52,744

Total partners’ capital (deficit)	(959,325)	(787,397)

Total liabilities and partners’ capital (deficit)	$2,006,850	$2,233,833

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except unit and per unit data)

	Year Ended December 31,
	2008	2007	2006
Net sales	$2,558,954	$2,470,885	$2,500,368
Cost of goods sold	2,182,767	2,128,735	2,211,659

Gross profit	376,187	342,150	288,709

Selling, general and administrative expenses	127,508	136,192	131,278
Asset impairment charges	96,064	157,692	25,861
Net loss on disposal of property, plant and equipment	6,834	19,459	14,269

Operating income	145,781	28,807	117,301

Interest expense	180,042	210,361	207,347
Interest income	(804)	(859)	(552)
Other expense, net	404	2,004	2,195

Loss before income taxes	(33,861)	(182,699)	(91,689)
Income tax provision	12,910	19,698	27,566

Loss from continuing operations	(46,771)	(202,397)	(119,255)
Loss from discontinued operations	(10,506)	(3,655)	(1,121)

Net loss	$(57,277)	$(206,052)	$(120,376)

Net loss allocated to general partners	$(2,864)	$(10,303)	$(6,019)
Net loss allocated to limited partners	$(54,413)	$(195,749)	$(114,357)

Basic and diluted loss from continuing operations per unit	$(3,496.17)	$(15,124.05)	$(8,913.84)
Basic and diluted loss from discontinued operations per unit	$(785.31)	$(273.15)	$(83.84)
Basic and diluted net loss per unit	$(4,281.48)	$(15,397.20)	$(8,997.67)

Weighted average basic and diluted partnership units outstanding	13,377.859	13,382.447	13,378.607

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL (DEFICIT)

(In thousands)

	General Partners	Limited Partners	Notes and Interest Receivable for Ownership Interests	Accumulated Other Comprehensive Income (Loss)	Total
Consolidated balance at January 1, 2006	$(24,946)	$(478,513)	$(3,102)	$12,851	$(493,710)

Net loss for the year	(6,019)	(114,357)	—	—	(120,376)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(3,648)	(3,648)
Minimum pension liability adjustment prior to adoption of SFAS 158 (as defined in Note 1) (net of a tax provision of $273), pension and post-retirement benefit plans	—	—	—	1,837	1,837
Cumulative translation adjustment (net of tax of $0)	—	—	—	23,197	23,197

Comprehensive loss					(98,990)
Adjustment to initially apply SFAS158 (net of a tax benefit of $239), pension and post-retirement benefit plans	—	—	—	(2,585)	(2,585)
Stock compensation expense	—	187	—	—	187
Interest on notes receivable for ownership interests	—	—	(193)	—	(193)
Purchase of partnership units	—	(2,762)	—	—	(2,762)
Exercise of options	—	297	—	—	297

Consolidated balance at December 31, 2006	(30,965)	(595,148)	(3,295)	31,652	(597,756)

Net loss for the year	(10,303)	(195,749)	—	—	(206,052)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(11,572)	(11,572)
Pension and post-retirement benefit plans (net of a tax provision of $363)	—	—	—	(3,670)	(3,670)
Cumulative translation adjustment (net of a tax provision of $1,212)	—	—	—	36,334	36,334

Comprehensive loss					(184,960)
Stock compensation expense	—	608	—	—	608
Interest on notes receivable for ownership interests	—	—	(114)	—	(114)
Purchase of partnership units	—	(1,470)	—	—	(1,470)
Repayment of notes and interest	—	—	1,470	—	1,470
Amounts recognized upon implementation of FIN 48 (as defined in Note 18)	(240)	(4,557)	—	—	(4,797)
Purchase of partnership units	—	(378)	—	—	(378)

Consolidated balance at December 31, 2007	(41,508)	(796,694)	(1,939)	52,744	(787,397)

Net loss for the year	(2,864)	(54,413)	—	—	(57,277)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(22,361)	(22,361)
Pension and post-retirement benefit plans (net of a tax benefit of $342)	—	—	—	(29,028)	(29,028)
Cumulative translation adjustment (net of a tax benefit of $985)	—	—	—	(65,941)	(65,941)

Comprehensive loss					(174,607)
Stock compensation expense	—	2,560	—	—	2,560
Interest on notes receivable for ownership interests	—	—	(121)	—	(121)
Exercise of options	—	240	—	—	240

Consolidated balance at December 31, 2008	$(44,372)	$(848,307)	$(2,060)	$(64,586)	$(959,325)

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net loss	$(57,277)	$(206,052)	$(120,376)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	177,265	203,047	205,518
Amortization of debt issuance fees	10,343	14,916	12,490
Net loss on disposal of property, plant and equipment	6,834	19,461	13,851
Pension expense	2,625	3,014	9,408
Asset impairment charges	103,922	157,853	25,875
Stock compensation expense	2,560	608	187
Foreign currency transaction (gain) loss	(1,621)	569	411
Interest receivable for ownership interests	(121)	(114)	(193)
Changes in operating assets and liabilities, net of acquisitions of businesses:
Accounts receivable	1,651	626	14,819
Inventories	30,674	(22,793)	50,931
Prepaid expenses and other current assets	(7,796)	23,324	(12,535)
Other non-current assets	(8,699)	(5,179)	4,441
Accounts payable and accrued expenses	(40,221)	(13,458)	48,297
Pension contributions	(7,991)	(7,891)	(10,684)
Other non-current liabilities	(947)	6,299	20,511

Net cash provided by operating activities	211,201	174,230	262,951

Investing activities:
Cash paid for property, plant and equipment	(148,576)	(153,385)	(190,539)
Proceeds from sale of property, plant and equipment	4,156	4,278	19,605
Acquisitions of/investments in businesses, net of cash acquired	—	—	(1,426)

Net cash used in investing activities	(144,420)	(149,107)	(172,360)

Financing activities:
Proceeds from issuance of long-term debt	328,182	667,461	809,828
Payment of long-term debt	(362,024)	(683,040)	(913,722)
Proceeds from issuance of partnership units	240	—	297
Purchase of partnership units	—	(3,140)	—
Debt issuance fees	—	(4,500)	(1,000)

Net cash used in financing activities	(33,602)	(23,219)	(104,597)

Effect of exchange rate changes on cash and cash equivalents	(7,614)	3,083	649

Increase (decrease) in cash and cash equivalents	25,565	4,987	(13,357)
Cash and cash equivalents at beginning of year	18,314	13,327	26,684

Cash and cash equivalents at end of year	$43,879	$18,314	$13,327

Supplemental disclosures
Cash paid for interest, net of amounts capitalized	$169,035	$198,447	$179,673
Cash paid for income taxes (net of refunds)	$9,269	$18,299	$18,646
Non-cash investing activities:
Capital leases	$403	$2,324	$11,939
Accruals for purchases of property, plant and equipment	$13,806	$19,595	$35,032
Accruals for purchases of partnership units from severed executives	$—	$—	$2,762

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

1. Significant Accounting Policies

Description of Business

The Company focuses on the manufacture and sale of value-added plastic packaging products principally to large, multinational companies in the food and beverage, household, automotive lubricants and personal care/specialty product categories. The Company has manufacturing facilities in Argentina, Belgium, Brazil, Canada, Finland, France, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela.

Principles of Consolidation

The consolidated financial statements include the operations of Graham Packaging Holdings Company (“Holdings”), a Pennsylvania limited partnership formerly known as Graham Packaging Company; Graham Packaging Company, L.P., a Delaware limited partnership formerly known as Graham Packaging Holdings I, L.P. (the “Operating Company”); and subsidiaries thereof. In addition, the consolidated financial statements of the Company include GPC Capital Corp. I (“CapCo I”), a wholly-owned subsidiary of the Operating Company, and GPC Capital Corp. II (“CapCo II”), a wholly-owned subsidiary of Holdings. The purpose of CapCo I is solely to act as co-obligor with the Operating Company under the senior notes and Senior Subordinated Notes (as defined herein) and as co-borrower with the Operating Company under the Credit Agreement (as defined herein). CapCo II currently has no obligations under any of the Company’s outstanding indebtedness. CapCo I and CapCo II have only nominal assets and do not conduct any independent operations. These entities and assets are referred to collectively as Graham Packaging Holdings Company (the “Company”). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Holdings has no assets, liabilities or operations other than its direct and indirect investments in the Operating Company and its ownership of CapCo II. Holdings has fully and unconditionally guaranteed the senior notes and Senior Subordinated Notes of the Operating Company and CapCo I.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss pass at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. Sales are recorded net of discounts, allowances and returns. Sales allowances are recorded as a reduction to sales in accordance with Emerging Issues Task Force (“EITF”) 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” The Company maintains a sales return allowance to reduce sales for estimated future product returns.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of goods sold in the Consolidated Statements of Operations.

Research and Development Costs

The Company expenses costs to research, design and develop new packaging products and technologies as incurred. Such costs, net of any reimbursement from customers, were $9.6 million, $11.6 million and $16.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Cash and Cash Equivalents

The Company considers cash and investments with an initial maturity of three months or less when purchased to be cash and cash equivalents. Outstanding checks of $8.4 million and $23.4 million as of December 31, 2008 and 2007, respectively, are included in accounts payable on the Consolidated Balance Sheets.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience.

Inventories

Inventories include material, labor and overhead and are stated at the lower of cost or market with cost determined by the first-in, first-out (“FIFO”) method. Provisions for potentially obsolete or slow-moving inventory are made based on management’s analysis of inventory levels, historical usage and market conditions. See Note 4.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company capitalizes significant improvements, and charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The Company accounts for its molds in accordance with EITF 99-5, “Accounting for Pre-Production Costs Related to Long-Term Supply Arrangements.” All molds, whether owned by the Company or its customers, are included in property, plant and equipment in the Consolidated Balance Sheets. Interest costs are capitalized during the period of construction of capital assets as a component of the cost of acquiring these assets. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the various assets ranging from 3 to 31.5 years. Depreciation and amortization are included in cost of goods sold and selling, general and administrative expenses on the Consolidated Statements of Operations. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

Conditional Asset Retirement Obligations

The Company accounts for obligations associated with the retirement of its tangible long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) 143, “Accounting for Asset Retirement Obligations,” and Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations.” The Company recognizes a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. A conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. The Company records corresponding amounts for the asset retirement obligations as increases in the carrying amounts of the related long-lived assets, which are then depreciated over the useful lives of such long-lived assets. The net present value of these obligations was $10.3 million and $9.9 million as of December 31, 2008 and 2007, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Goodwill and Intangible Assets

The Company accounts for purchased goodwill in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill is not amortized, but rather is tested for impairment at least annually.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Intangible assets consist of patented technology, customer relationships, licensing agreements and non-compete agreements. The Company amortizes these intangibles using the straight-line method over the estimated useful lives of the assets ranging from 1 to 19 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets. See Note 6.

In order to test goodwill for impairment under SFAS 142, a determination of the fair value of the Company’s reporting units is required and is based upon, among other things, estimates of future operating performance. Changes in market conditions, among other factors, may have an impact on these estimates. The Company performs its required annual impairment tests in the fourth quarter of each fiscal year. See Notes 7, 8 and 21.

Other Non-Current Assets

Other non-current assets primarily include debt issuance fees and deferred income tax assets. Debt issuance fees totaled $33.9 million and $44.3 million as of December 31, 2008 and 2007, respectively. Debt issuance fees are net of accumulated amortization of $41.5 million and $31.2 million as of December 31, 2008 and 2007, respectively. Amortization is computed by the effective interest method over the term of the related debt.

Impairment of Long-Lived Assets and Intangible Assets

Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company generally uses a probability-weighted estimate of the future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, the Company generally estimates fair value using probability-weighted expected future cash flows discounted at a risk-adjusted rate. See Note 8.

Derivatives

The Company accounts for derivatives under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—An Amendment of FASB Statement No. 133.” These standards establish accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 defines requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of the Company, including the financial institutions which are party to the derivative instruments. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income (loss) and will be recognized in the income statement when the hedged item affects earnings.

In the past, the Company had entered into interest rate swap and collar agreements, foreign currency exchange contracts and natural gas swap agreements. These derivative contracts had been accounted for as cash flow hedges.

Benefit Plans

The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. Accounting for defined benefit pension plans, and any curtailments thereof, requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation growth rates. The Company evaluates these assumptions at least once each year, or as facts and circumstances dictate, and makes changes as conditions warrant. Changes to these assumptions will increase or decrease the Company’s reported income, which will result in changes to the recorded benefit plan assets and liabilities.

Deferred Revenue

The Company is often reimbursed for costs incurred to design and develop customer molds under long-term supply arrangements. The Company records these reimbursements as deferred revenue and recognizes the related revenue on a straight-line basis over the shorter of the useful life of the related mold or the term of the long-term supply arrangement. Absent a long-term supply arrangement, the Company recognizes revenue over the useful life of the related mold. Current and non-current deferred revenue were $34.6 million and $25.3 million, respectively, for the year ended December 31, 2008, and $25.0 million and $24.6 million, respectively, for the year ended December 31, 2007.

Foreign Currency Translation

The Company uses the local currency as the functional currency for all foreign operations, except as noted below. All assets and liabilities of such foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are included in accumulated other comprehensive income as a component of partners’ capital (deficit). Exchange gains and losses arising from transactions denominated in foreign currencies other than the functional currency of the entity entering into the transactions are included in current operations. For operations in highly inflationary economies, the Company remeasures such entities’ financial statements as if the functional currency was the U.S. dollar.

Comprehensive Income (Loss)

The Company follows SFAS 130, “Reporting Comprehensive Income,” which requires the classification of items of other comprehensive income (loss) by their nature, and the disclosure of the accumulated balance of other comprehensive income (loss) separately within the equity section of the consolidated balance sheet. Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss), which includes certain changes in equity that are excluded from net loss. Changes in fair value of derivatives designated and accounted for as cash flow hedges, amortization of prior service costs and unrealized actuarial losses included in

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

net periodic benefit costs for pension and post-retirement plans and foreign currency translation adjustments are included in other comprehensive income (loss) and added to net loss to determine total comprehensive income (loss), which is displayed in the Consolidated Statements of Partners’ Capital (Deficit). Prior to the adoption of SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106, and 132(R),” as of December 31, 2006, a minimum pension liability adjustment was required when the actuarial present value of accumulated pension plan benefits exceeded plan assets and accrued pension liabilities, less allowable intangible assets. A minimum pension liability adjustment, net of income taxes, was recorded as a component of other comprehensive income (loss). Subsequent to the adoption of SFAS 158, changes to the balances of the unrecognized prior service cost and the unrecognized net actuarial loss, net of income taxes, are recorded as a component of other comprehensive income (loss).

Income Taxes

Holdings and the Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of its partners. However, certain U.S. subsidiaries acquired as part of the acquisition of the blow molded plastic container business of Owens-Illinois, Inc. (“O-I Plastic”) are corporations and are subject to U.S. federal and state income taxes. The Company’s foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Option Plans

The Company adopted SFAS 123(R), “Share-Based Payment,” on January 1, 2006, using the prospective method. In accordance with SFAS 123(R), the Company applied this statement prospectively to awards issued, modified, repurchased or cancelled after January 1, 2006. Under SFAS 123(R), actual tax benefits, if any, recognized in excess of tax benefits previously established upon grant are reported as a financing cash inflow. Prior to adoption, such excess tax benefits, if any, were reported as an operating cash inflow.

The Company continued to account for equity-based compensation to employees for awards outstanding as of January 1, 2006, using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees.” The exercise prices of all unit options were equal to or greater than the fair value of the units on the dates of the grants and, accordingly, no compensation cost has been recognized under the provisions of APB 25. SFAS 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value based method of accounting for equity-based employee compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period.

Postemployment Benefits

The Company maintains deferred compensation plans for the Company’s current and former Chief Executive Officers, which provide them with postemployment benefits. Accrued postemployment benefits of $4.9 million and $3.0 million as of December 31, 2008 and 2007, respectively, were included in other non-current liabilities.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” This statement establishes a single authoritative definition of fair value, sets out a framework to classify the source of information used in fair value measurements, identifies additional factors that must be disclosed about assets and liabilities measured at fair value based on their placement in the new framework and modifies the long-standing accounting presumption that the transaction price of an asset or liability equals its initial fair value. In February 2008, the FASB delayed the effective date for certain non-financial assets and liabilities until January 1, 2009. The Company adopted SFAS 157 effective January 1, 2008, for financial assets and liabilities (See Note 11 for further discussion). The Company adopted SFAS 157 for certain non-financial assets and liabilities effective January 1, 2009, and the adoption had no impact on its financial statements as it relates to these assets and liabilities.

In December 2007, the FASB issued SFAS 141 (Revised 2007) (“SFAS 141(R)”), “Business Combinations.” SFAS 141(R) establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year beginning after December 15, 2008. SFAS 141(R) also applies to prospective changes in acquired tax assets and liabilities recognized as part of the Company’s previous acquisitions, by requiring such changes to be recorded as a component of the income tax provision. The Company expects SFAS 141(R) will have an impact on accounting for future business combinations and on prospective changes, if any, of previously acquired tax assets and liabilities.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—Amendment of ARB No. 51.” SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. The Company adopted SFAS 160 effective January 1, 2009, and the adoption had no impact on its financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related, and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. The Company adopted SFAS 161 effective January 1, 2009, and will begin to make the required disclosures beginning with the filing of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2009.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This statement, which became effective on November 15, 2008, did not have any impact on the Company’s financial statements.

In April 2008, the FASB issued Staff Position FAS 142-3 (“FSP 142-3”), “Determination of the Useful Life of Intangible Assets.” FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, “Goodwill and Other Intangible Assets.” FSP 142-3 affects entities with recognized intangible assets and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The new guidance applies prospectively to (1) intangible assets that are acquired individually or with a group of other assets and (2) both intangible assets acquired in business combinations and asset acquisitions, after the effective date. The Company adopted FSP 142-3 effective January 1, 2009, and the adoption did not have a significant impact on its financial statements.

In December 2008, the FASB issued Staff Position FAS 132(R)-1 (“FSP 132(R)-1”), “Employers’ Disclosures about Postretirement Benefit Plan Assets,” which requires enhanced disclosures of the plan assets of an employer’s defined benefit pension or other postretirement benefit plans. The disclosures required under FSP 132(R)-1 will include information regarding the investment allocation decisions made for plan assets, the fair value of each major category of plan assets disclosed separately for pension plans and other postretirement benefit plans and the inputs and valuation techniques used to measure the fair value of plan assets that would be similar to the disclosures about fair value measurements required by SFAS 157. The disclosures in FSP 132(R)-1 are effective for fiscal years ending after December 15, 2009. The Company is currently evaluating the impact that the adoption of FSP132(R)-1 may have on its financial statements.

2. Accounts Receivable, Net

Accounts receivable, net are presented net of an allowance for doubtful accounts of $6.5 million and $5.7 million at December 31, 2008 and 2007, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.

3. Concentration of Credit Risk

For the years ended December 31, 2008, 2007 and 2006, 73.3%, 71.6% and 72.6% of the Company’s net sales, respectively, were generated by its top twenty customers. The Company’s sales to PepsiCo, our largest customer, were 13.1%, 13.9% and 17.0% of total sales for the years ended December 31, 2008, 2007 and 2006, respectively. All of these sales were made in North America. Additionally, the Company’s sales to Danone were 10.3% of total sales for the year ended December 31, 2008.

The Company had $141.8 million and $148.5 million of accounts receivable from its top twenty customers as of December 31, 2008 and 2007, respectively. The Company had $16.9 million and $24.3 million of accounts receivable from PepsiCo as of December 31, 2008 and 2007, respectively. The Company had $28.9 million of accounts receivable from Danone as of December 31, 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

4. Inventories

Inventories, stated at the lower of cost or market, consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Finished goods	$144,394	$188,236
Raw materials	79,967	77,948

Total	$224,361	$266,184

5. Property, Plant and Equipment

A summary of gross property, plant and equipment at December 31 is presented in the following table:

	Expected Useful Lives (in years)	2008	2007
		(In thousands)
Land		$39,424	$45,560
Buildings and improvements	7-31.5	225,467	239,914
Machinery and equipment	3-15	1,314,791	1,495,036
Molds and tooling	5	273,312	309,461
Construction in progress		68,263	91,413

		$1,921,257	$2,181,384

Depreciation expense, including depreciation expense on assets recorded under capital leases, for the years ended December 31, 2008, 2007 and 2006 was $169.9 million, $193.2 million and $194.1 million, respectively.

Capital leases included in buildings and improvements were $2.3 million and $2.3 million at December 31, 2008 and 2007, respectively. Capital leases included in machinery and equipment were $52.3 million and $52.1 million at December 31, 2008 and 2007, respectively. Accumulated depreciation on property, plant and equipment accounted for as capital leases is included with accumulated depreciation on owned assets on the Consolidated Balance Sheets.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of assets. Interest capitalized for the years ended December 31, 2008, 2007 and 2006, was $3.9 million, $5.7 million and $9.5 million, respectively.

The Company closed its plant located in Edison, New Jersey in the first half of 2008. The land and buildings at this location, having a carrying value of $6.6 million, are deemed to be held for sale, and as such have been reclassified from property, plant and equipment to prepaid expenses and other current assets on the Consolidated Balance Sheet as of December 31, 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

6. Intangible Assets, Net

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2008, were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
		(In thousands)
Patented technology	$23,018	$(5,869)	$17,149	10 years
Customer relationships	33,340	(4,507)	28,833	16 years
Licensing agreement	601	(550)	51	1 year
Non-compete agreement	1,500	(1,275)	225	5 years

Total	$58,459	$(12,201)	$46,258

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2007, were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
		(In thousands)
Patented technology	$24,421	$(5,646)	$18,775	11 years
Customer relationships	36,288	(3,342)	32,946	18 years
Licensing agreements	601	—	601	1 year
Non-compete agreements	1,543	(1,013)	530	5 years

Total	$62,853	$(10,001)	$52,852

Amortization expense for the years ended December 31, 2008, 2007 and 2006 was $5.7 million, $7.6 million and $7.7 million, respectively. The estimated aggregate amortization expense for each of the next five years ending December 31 is as follows (in thousands):

2009	$4,900
2010	4,600
2011	4,500
2012	4,500
2013	4,300

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

7. Goodwill

The changes in the carrying amount of goodwill were as follows:

	North America Segment	Europe Segment	South America Segment	Total
	(In thousands)
Balance at January 1, 2007	$284,840	$15,827	$2,727	$303,394
Foreign currency translation adjustments	(110)	2,780	188	2,858
Impairment	—	—	(1,100)	(1,100)
Other adjustments*	1,565	—	2	1,567

Balance at December 31, 2007	286,295	18,607	1,817	306,719
Foreign currency translation adjustments	(8,796)	(2,781)	(373)	(11,950)
Impairment	—	—	(1,409)	(1,409)

Balance at December 31, 2008	$277,499	$15,826	$35	$293,360

*	Settlement of tax audit of purchase price allocation and tax adjustment related to opening balance of pension liability.

8. Asset Impairment Charges

The components of asset impairment charges in the Consolidated Statements of Operations for the years ended December 31 are reflected in the table below and are described in the paragraphs following the table:

	Year ended December 31,
	2008	2007	2006
	(In thousands)
Property, plant and equipment	$101,019	$135,660	$14,136
Intangible assets	1,494	21,093	—
Goodwill	1,409	1,100	11,739

	$103,922	$157,853	$25,875

Property, Plant and Equipment

During 2008, the Company evaluated the recoverability of its long-lived tangible assets in light of several trends in some of the markets it serves. Among other factors, the Company considered the following in its evaluation:

•	the deteriorating economic conditions in general;

•	the expected decrease in volume of a major food and beverage customer;

•	a continuing reduction in the automotive quart/liter container business as the Company’s customers convert to multi-quart/liter containers;

•

the introduction by the Company, and the Company’s competitors, of newer production technology in the food and beverage sector which is improving productivity, causing certain of the Company’s older machinery and equipment to become obsolete;

•	the projected losses in a high-cost facility in France; and

•	the loss of business of a large automotive lubricants customer.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The impaired assets consisted of machinery and equipment, including support assets, for the production lines, as well as land and buildings. The Company determined the fair value of the production lines and support assets using probability-weighted discounted cash flows and determined the fair value of land and buildings using current market information.

During 2007, the Company evaluated the recoverability of its long-lived tangible assets in light of several trends in some of the markets it serves. Among other factors, the Company considered the following in its evaluation:

•	a steady conversion to concentrate containers in the liquid laundry detergent market which has decreased sales;

•	an ongoing reduction in the automotive quart/liter container business as the Company’s customers convert to multi-quart/liter containers;

•

introduction by the Company, and its competitors, of newer production technology in the food and beverage sector which has improved productivity, causing certain of the Company’s older machinery and equipment to become obsolete; and

•	the loss of the European portion of a customer’s business.

The impairment of property, plant and equipment in 2006 was primarily a result of a significant decrease in revenue in several European plants, the discontinuation of preform manufacturing in Europe and the loss of a major customer in South America.

The impairment of property, plant and equipment was recorded in the following operating segments:

	Year ended December 31,
	2008	2007	2006
	(In thousands)
North America	$85,367	$116,807	$2,942
Europe	11,392	18,310	9,281
South America	4,260	543	1,913

	$101,019	$135,660	$14,136

Intangible Assets

During 2008, the Company recorded impairment charges to its patented technologies and customer relationships of $1.0 million and $0.5 million, respectively, all in its North American operating segment. These intangible assets were recorded in conjunction with the acquisitions of O-I Plastic in 2004 and certain operations from Tetra-Pak Inc. in 2005. The patented technologies were impaired primarily as a result of not realizing the growth in revenues for this technology that was anticipated at the time of the acquisition of O-I Plastic. The customer relationships were impaired primarily as a result of reduced revenues for the plant acquired from Tetra-Pak Inc.

During 2007, the Company recorded impairment charges to its licensing agreements, customer relationships and patented technologies of $19.1 million, $1.7 million and $0.3 million, respectively, all in its North American operating segment. These intangible assets were recorded in conjunction with the acquisition of O-I Plastic in 2004. The licensing agreements were impaired due to lower projected royalty revenues associated with licensing

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

agreements acquired in the acquisition of O-I Plastic as compared to royalty revenues projected at the time of the acquisition. The customer relationships were impaired primarily as a result of reduced revenues with a major customer resulting from that customer’s policy regarding allocation of its business among several vendors. The patented technologies were impaired primarily as a result of the conversion of a significant portion of the Company’s continuous extrusion manufacturing to Graham Wheel technology.

Goodwill

The Company performs its annual test of impairment of goodwill as of December 31. As a result of this test the Company recorded impairment charges of $1.4 million, $1.1 million and $11.7 million for the years ended December 31, 2008, 2007 and 2006, respectively, related to the following locations (with the operating segment under which it reports in parentheses):

•	Brazil in 2008 (South America)

•	Argentina in 2008 (South America)

•	Venezuela in 2006 and 2007 (South America)

•	Ecuador in 2006 (South America)

•	the United Kingdom in 2006 (Europe)

•	Finland in 2006 (Europe)

The plants in Brazil and Argentina have not performed at the levels expected and the Company’s projected discounted cash flows for these reporting units resulted in fair values that were not sufficient to support the goodwill recorded at the time of the respective acquisitions of these plants. The Venezuela plant had suffered several years of losses and the Company’s projected discounted cash flows for this reporting unit had resulted in a fair value that was not sufficient to support the goodwill recorded at the time of the O-I Plastic acquisition. In 2006, the Company was notified that it would lose the business of a major customer of the Ecuador plant. The Company closed its Ecuador plant in 2007. The Finland and the United Kingdom plants had not performed at the levels expected and the Company’s projected discounted cash flows for these reporting units had resulted in fair values that were not sufficient to support the goodwill recorded at the time of the O-I Plastic acquisition.

9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Accrued employee compensation and benefits	$65,460	$68,409
Accrued interest	32,969	32,069
Accrued sales allowance	27,425	29,622
Other	66,353	54,459

	$192,207	$184,559

In recent years, the Company has initiated a series of restructuring activities to reduce costs, achieve synergies and streamline operations.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

For the year ended December 31, 2008, the Company recognized severance expense in the United States of $1.6 million (reflected in cost of goods sold) related to the closure of its plant in Edison, New Jersey and the related severing of 115 employees, 110 of whom were terminated by December 31, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by March 31, 2010. The Company also recognized severance expense of $1.8 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Operating Officer on April 30, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2010.

For the year ended December 31, 2007, the Company recognized severance expense in the United States of $2.1 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 59 employees, all of whom were terminated by December 31, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by March 31, 2009. The Company also recognized severance expense in France of $1.9 million (reflected in selling, general and administrative expenses) in 2007, and reduced the accrual in 2008 by $0.3 million, related to the severing of 12 employees, eleven of whom were terminated as of December 31, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2009.

For the year ended December 31, 2006, the Company recognized severance expense in the United States of $1.6 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 46 employees, all of whom were terminated by December 31, 2008. All of the cash payments for these termination benefits have been made as of December 31, 2008. The Company also recognized severance expense of $5.3 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Executive Officer and Chief Financial Officer on December 3, 2006. Substantially all of the cash payments for these termination benefits are expected to be made by December 31, 2009.

For the year ended December 31, 2005, the Company recognized severance expense in the United States of $2.3 million (reflected in selling, general and administrative expenses) related to the severing of 16 employees. All of the cash payments for these termination benefits have been made as of December 31, 2008. The Company also recognized severance expense in France of $3.8 million (reflected in cost of goods sold) related to the severing of 37 employees. All of the cash payments for these termination benefits have been made as of December 31, 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The following table summarizes these severance accruals, and related expenses and payments, by operating segment for the last three years. At December 31, 2008, $0.3 million of the consolidated balance was included in other non-current liabilities and the remainder was included in accrued employee compensation and benefits:

	North America	Europe	Total
	(In thousands)
Balance at January 1, 2006	$2,043	$4,244	$6,287
Charged to expense during the year	6,965	53	7,018
Payments during the year	(2,245)	(3,412)	(5,657)
Foreign currency translation adjustments	—	379	379
Other adjustments	(1)	(192)	(193)

Balance at December 31, 2006	6,762	1,072	7,834
Charged to expense during the year	2,067	1,951	4,018
Payments during the year	(4,125)	(711)	(4,836)
Foreign currency translation adjustments	—	84	84
Other adjustments	(42)	(270)	(312)

Balance at December 31, 2007	4,662	2,126	6,788
Charged to expense during the year	3,545	86	3,631
Payments during the year	(5,064)	(1,498)	(6,562)
Foreign currency translation adjustments	—	36	36
Other adjustments	(126)	(589)	(715)

Balance at December 31, 2008	$3,017	$161	$3,178

In addition to the above costs, as of December 31, 2006, the Company had accrued payments made on January 5, 2007, to the Company’s former Chief Executive Officer and Chief Financial Officer for the repurchase of all of their outstanding partnership units and options, pursuant to separation agreements dated as of December 3, 2006. The gross amount accrued as of December 31, 2006, and paid in 2007, was $3.4 million.

10. Debt Arrangements

Long-term debt consisted of the following:

	December 31,
	2008	2007
	(In thousands)
Term Loan	$1,842,188	$1,860,938
Revolver	—	—
Foreign and other revolving credit facilities	2,455	14,501
Senior Notes	250,000	250,000
Senior Subordinated Notes	375,000	375,000
Capital leases	21,427	33,180
Other	8,168	713

	2,499,238	2,534,332
Less amounts classified as current	56,899	45,695

Total	$2,442,339	$2,488,637

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The Company’s credit agreement consists of a senior secured term loan to the Operating Company in an aggregate principal amount of $1,842.2 million outstanding as of December 31, 2008 (the “Term Loan” or “Term Loan Facility”), and a $250.0 million senior secured revolving credit facility (the “Revolver” and, together with the Term Loan, the “Credit Agreement”). The obligations of the Operating Company and CapCo I under the Credit Agreement are guaranteed by Holdings and certain domestic subsidiaries of the Operating Company. The Term Loan is payable in quarterly installments and requires payments of $41.6 million (including the excess cash flow payment of $22.8 million due for the year ended December 31, 2008, payable by March 31, 2009, as further described below) in 2009, $18.7 million in 2010 and approximately $1,781.9 million in 2011 (disregarding any further mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The final maturity date of the Term Loan Facility is October 7, 2011. The Revolver expires on October 7, 2010. Availability under the Revolver as of December 31, 2008, was $237.6 million (as reduced by $12.4 million of outstanding letters of credit). Interest under the Credit Agreement is payable at (a) the “Alternate Base Rate” (“ABR”) (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.00% to 1.75%; or (b) the “Eurodollar Rate” (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.00% to 2.75%. A commitment fee of 0.50% is due on the unused portion of the revolving loan commitment.

Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Credit Agreement.

As of December 31, 2008, the Company had outstanding $250.0 million in Senior Notes and $375.0 million in Senior Subordinated Notes co-issued by the Operating Company and CapCo I (collectively the “Notes”). The Notes are unconditionally guaranteed, jointly and severally, by Holdings and certain domestic subsidiaries of the Operating Company and mature on October 7, 2012 (Senior Notes), and October 7, 2014 (Senior Subordinated Notes). Interest on the Senior Notes is payable semi-annually at 8.50% and interest on the Senior Subordinated Notes is payable semi-annually at 9.875%.

During 2004 and 2005, the Operating Company entered into forward starting interest rate swap agreements that effectively fixed the interest rate on $925.0 million of the Term Loan at a weighted average rate of 4.02%. These swap agreements went into effect at various points in 2006 and expired in December 2007 ($650.0 million) and January 2008 ($275.0 million).

During 2007, the Operating Company entered into two forward starting interest rate collar agreements that effectively fix the interest rate within a fixed cap and floor rate on $385.0 million of the Term Loan at a weighted average cap rate of 4.70% and a weighted average floor rate of 2.88%. These forward starting collar agreements went into effect January 2008 and expire in 2010.

During 2008, the Operating Company entered into four forward starting interest rate swap agreements that effectively fix the interest rate on $350.0 million of the Term Loan at a weighted average rate of 4.08%. These swap agreements will go into effect August 2009 and expire in 2011.

The Credit Agreement and indentures governing the Notes contain a number of significant covenants that, among other things, restrict the Company’s and the Company’s subsidiaries’ ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict the Company’s activities. In addition, under the Credit Agreement, the Company is required to satisfy specified financial ratios and tests. The Credit Agreement also

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

requires that up to 50% of excess cash flow (as defined in the Credit Agreement) be applied on an annual basis to pay down the Term Loan. An excess cash flow payment of $22.8 million was due for the year ended December 31, 2008, payable by March 31, 2009. As of December 31, 2008, the Company was in compliance with all covenants.

Under the Credit Agreement, the Operating Company is subject to restrictions on the payment of dividends or other distributions to Holdings; provided that, subject to certain limitations, the Operating Company may pay dividends or other distributions to Holdings:

•	in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses; and

•

to fund purchases and redemptions of equity interests of Holdings or BMP/Graham Holdings Corporation held by then present or former officers or employees of Holdings, the Operating Company or their Subsidiaries (as defined therein) or by any employee stock ownership plan upon that person’s death, disability, retirement or termination of employment or other circumstances with annual dollar limitations.

The Company’s weighted average effective interest rate on the outstanding borrowings under the Term Loan and Revolver was 5.50% and 7.50% at December 31, 2008 and 2007, respectively, excluding the effect of interest rate swap agreements.

The Company had several revolving credit facilities denominated in U.S. dollars, Brazilian real, Argentine pesos, Polish zloty and Venezuelan bolivar with aggregate available borrowings at December 31, 2008 equivalent to $8.1 million. The Company’s average effective interest rate on borrowings of $2.5 million on these credit facilities at December 31, 2008, was 20.3%. The Company’s average effective interest rate on borrowings of $14.5 million on these credit facilities at December 31, 2007, was 13.99%.

Cash paid for interest during 2008, 2007 and 2006, net of amounts capitalized of $3.9 million, $5.7 million and $9.5 million, respectively, totaled $169.0 million, $198.4 million and $179.7 million, respectively.

The annual debt service requirements of the Company for the succeeding five years are as follows (in thousands):

2009	$56,899
2010	29,375
2011	1,787,720
2012	250,232
2013	12

11. Fair Value of Financial Instruments and Derivatives

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

The fair values of these financial instruments approximate their carrying amounts.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Long-Term Debt

The Company’s long-term debt consists of both variable-rate and fixed-rate debt. The fair values of the Company’s long-term debt were based on market price information. The Company’s variable-rate debt, including the Company’s Credit Agreement, totaled $1,846.1 million and $1,875.7 million at December 31, 2008 and 2007, respectively. The fair value of this long-term debt, including the current portion, was approximately $1,325.7 million and $1,875.7 million at December 31, 2008 and 2007, respectively. The Company’s fixed-rate debt, including $250.0 million of Senior Notes and $375.0 million of Senior Subordinated Notes, totaled $653.1 million and $658.7 million at December 31, 2008 and 2007, respectively. The fair value of this long-term debt, including the current portion, was approximately $436.9 million and $588.8 million at December 31, 2008 and 2007, respectively.

Derivatives

The Company is exposed to market risk from changes in interest rates and currency exchange rates. The Company manages these exposures on a consolidated basis and enters into various derivative transactions for selected exposure areas. The financial impacts of these hedging instruments are offset by corresponding changes in the underlying exposures being hedged. The Company does not hold or issue derivative financial instruments for trading purposes.

Interest rate collar and swap agreements are used to hedge exposure to interest rates associated with the Company’s Credit Agreement. Under these agreements, the Company agrees to exchange with a third party at specified intervals the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. In 2008 and 2007, the assets or liabilities associated with interest rate swap agreements and collar agreements were recorded on the balance sheet in prepaid expenses and other current assets and other non-current assets, or in other current liabilities and other non-current liabilities, at fair value. The hedges are highly effective as defined in SFAS 133, with the effective portion of the cash flow hedges recorded in other comprehensive income (loss). The effective portion of these cash flow hedges recorded in other comprehensive income (loss) was an unrealized loss of $22.6 million and $0.7 million as of December 31, 2008 and 2007, respectively. Failure to properly document the Company’s interest rate swap and collar agreements as effective hedges would result in income statement recognition of all or part of the cumulative $22.6 million unrealized loss recorded in accumulated other comprehensive income (loss) as of December 31, 2008. Approximately 43% of the amount recorded within other comprehensive income (loss) is expected to be recognized as interest expense in the next twelve months.

Derivatives are an important component of the Company’s interest rate management program, leading to acceptable levels of variable interest rate risk. Had the Company not hedged its interest rates in 2008, 2007 and 2006, interest expense would have been lower by $0.2 million and higher by $12.3 million and $11.5 million, respectively, compared to an entirely unhedged variable-rate debt portfolio.

The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The Company, where possible and cost effective in the Company’s judgment, utilizes foreign currency hedging activities to protect against volatility associated with purchase commitments that are denominated in foreign currencies for machinery and equipment and other items created in the normal course of business. The terms of these contracts are generally less than one year. Gains and losses related to qualifying hedges of foreign currency firm commitments or anticipated transactions are accounted for as cash flow hedges in accordance with SFAS 133. At December 31, 2008, the Company had foreign currency exchange contracts outstanding for the purchase of Canadian dollars and pound sterling in an aggregate amount of $10.2 million. There were no foreign currency exchange contracts outstanding at December 31, 2007.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The following table presents information for the Company’s interest rate collar agreements, interest rate swap agreements and foreign currency exchange contracts. These derivative financial instruments are accounted for as cash flow hedges. The notional amount does not necessarily represent amounts exchanged by the parties, and therefore is not a direct measure of the Company’s exposure to credit risk. The fair value approximates the cost to settle the outstanding contracts.

	December 31,
	2008	2007
	(In thousands)
Collar agreements:
Notional amount	$385,000	$385,000
Fair value—liability	(6,436)	(785)

Swap agreements:
Notional amount	350,000	275,000
Fair value—(liability) asset	(16,142)	78

Foreign currency exchange contracts:
Notional amount	10,208	—
Fair value—liability	(240)	—

On January 1, 2008, the Company adopted SFAS 157, which did not have a significant impact on its financial statements. SFAS 157 established the following fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:	Level 1 inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Level 2 inputs include the following:

a)	Quoted prices in active markets for similar assets or liabilities.

b)	Quoted prices in markets that are not active for identical or similar assets or liabilities.

c)	Inputs other than quoted prices that are observable for the asset or liability.

d)	Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.

Level 3:	Level 3 inputs are unobservable inputs for the asset or liability.

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Derivative financial instruments	$—	$110	$—
Liabilities:
Derivative financial instruments	$—	$23,177	$—

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The Company’s derivative financial instruments predominantly consist of interest rate collar and swap agreements based on LIBOR swap rates and foreign currency exchange contracts, which are observable at commonly quoted intervals for the full term of the derivatives and therefore considered a level 2 input.

Credit risk arising from the inability of a counterparty to meet the terms of the Company’s financial instrument contracts is generally limited to the amounts, if any, by which the counterparty’s obligations exceed the obligations of the Company. It is the Company’s policy to enter into financial instruments with a diverse group of creditworthy counterparties in order to spread the risk among multiple counterparties. With respect to the Company’s cash flow hedges, the Company routinely considers the possible impact of counterparty default when assessing whether a hedging relationship continues to be effective. The Company has considered the recent market events in determining the impact, if any, of counterparty default on its cash flow hedges. The cash flow hedges that the Company currently has are with major banking institutions that have not, in management’s opinion, been significantly impacted by the current market conditions. Accordingly, the Company has concluded that the likelihood of counterparty default is remote.

12. Transactions with Related Parties

The Company had transactions with entities affiliated through common ownership. The Company was a party to an Equipment Sales, Services and License Agreement dated February 2, 1998 (“Equipment Sales Agreement”) with Graham Engineering Corporation (“Graham Engineering”), under which Graham Engineering provided the Company with certain sizes of the Graham Wheel, which is an extrusion blow molding machine, on an exclusive basis within the countries and regions in which the Company had material sales of plastic containers. Certain entities controlled by Donald C. Graham and his family (the “Graham Family Investors”) own Graham Engineering and have a 15% ownership interest in the Company. In addition, they have supplied management services to the Company since 1998. The Equipment Sales Agreement terminated on December 31, 2007. An entity affiliated with Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. (collectively, the “Blackstone Investors”), who together have an 80% ownership interest in the Company, has supplied management services to the Company since 1998. Under monitoring agreements, the Company is obligated to make annual payments of $2.0 million and $3.0 million to the Graham Family Investors and Blackstone Management Partners III L.L.C., respectively.

Transactions with entities affiliated through common ownership included the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Equipment and related services purchased from affiliates	$1,272	$11,011	$10,311
Goods and related services purchased from affiliates	$—	$—	$35
Management services provided by affiliates	$5,213	$5,293	$5,140
Interest income on notes receivable from owners	$121	$114	$193

Account balances with affiliates included the following:

	As of December 31,
	2008	2007
	(In thousands)
Accounts payable	$1,386	$1,745
Notes and interest receivable for ownership interests	$2,060	$1,939
Receivable from partner	$4,232	$4,232

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

At December 31, 2008, the Company had loans outstanding to certain current and former management employees of the Company of $2.1 million for the purchase of shares of BMP/Graham Holdings Corporation, which owns, directly and indirectly, 85% of the Company. These loans were made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. The loans mature on September 28, 2012, and March 30, 2013, respectively, and accrue interest at a rate of 6.22%. The loans are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to the respective borrowers on or after the maturity date of the loans. The loans and related interest are reflected in Partners’ Capital (Deficit) on the Consolidated Balance Sheets.

On behalf of the Blackstone Investors, the Company made payments to the Company’s former Chief Executive Officer and Chief Financial Officer on January 5, 2007, for its repurchase of all of their outstanding partnership units, pursuant to separation agreements dated as of December 3, 2006. As a result of these payments, the Blackstone Investors became the owners of the partnership units and owe the Company $4.2 million. This receivable is reflected in Partners’ Capital (Deficit) on the Consolidated Balance Sheets.

Gary G. Michael, a member of the committee that advises the partnership and the general partners (the “Advisory Committee”), also serves on the Board of Directors of The Clorox Company, which is a large customer of the Company. Included in current assets at December 31, 2008 and 2007, were receivables from The Clorox Company of $3.6 million and $2.1 million, respectively. Included in net sales for the years ended December 31, 2008, 2007 and 2006, were net sales to The Clorox Company of $45.2 million, $30.0 million and $30.6 million, respectively.

13. Pension Plans

Substantially all employees of the Company participate in noncontributory defined benefit or defined contribution pension plans.

The U.S. defined benefit plan covering salaried employees provides retirement benefits based on the final five years average compensation, while plans covering hourly employees provide benefits based on years of service. The Company’s hourly and salaried pension plan covering non-union employees was frozen to future salary and service accruals in the fourth quarter of 2006. The Company recorded a $3.1 million curtailment gain in the fourth quarter of 2006 as a result of the plan freeze.

On September 29, 2006, the FASB issued SFAS 158. The Company adopted SFAS 158 effective December 31, 2006. The adoption of SFAS 158 resulted in a decrease in total partners’ capital (deficit) of $2.6 million as of December 31, 2006.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The Company uses a December 31 measurement date for all of its plans. The components of pension expense and other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) were as follows:

	Pension Plan
	U.S.			Non-U.S.
	2008	2007	2006	2008	2007	2006
	(In thousands)
Net periodic benefit cost and amounts recognized in other comprehensive income (loss):
Service cost	$1,821	$2,192	$10,387	$690	$798	$718
Interest cost	4,695	4,339	4,245	910	891	774
Expected return on assets	(5,711)	(5,114)	(3,977)	(963)	(953)	(771)
Amortization of prior service cost	665	673	388	54	53	31
Amortization of net loss	80	85	738	66	50	78
Special benefits	318	—	14	—	—	—
Curtailment gain	—	—	(3,085)	—	—	(132)

Net periodic pension costs	1,868	2,175	$8,710	757	839	$698

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Prior service cost for period	356	5,050		—	303
Net loss (gain) for period	29,585	27		(325)	(504)
Amortization of prior service cost	(665)	(673)		(54)	(53)
Amortization of net loss	(80)	(85)		(66)	(50)
Foreign currency exchange rate change	—	—		(84)	369

Total	29,196	4,319		(529)	65

Total recognized in net periodic benefit cost and
other comprehensive income (loss)	$31,064	$6,494		$228	$904

The estimated prior service cost and net actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2009 are $0.7 million and $1.6 million, respectively, for the U.S. plans, and $0.1 million and $0.1 million, respectively, for the non-U.S. plans.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

All of the Company’s plans have a benefit obligation in excess of plan assets. Using the most recent actuarial valuations, the following table sets forth the change in the Company’s benefit obligation and pension plan assets at market value for the years ended December 31, 2008 and 2007. The Company uses the fair value of its pension assets in the calculation of pension expense for all of its pension plans.

	U.S.		Non-U.S.
	2008	2007	2008	2007
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$(76,049)	$(68,018)	$(18,256)	$(16,539)
Service cost	(1,821)	(2,192)	(690)	(798)
Interest cost	(4,695)	(4,339)	(910)	(891)
Benefits paid	2,440	1,360	541	355
Change in benefit payments due to experience	—	—	(18)	(3)
Participant contributions	—	—	(102)	(106)
Effect of exchange rate changes	—	—	4,094	(1,273)
(Increase) decrease in benefit obligation due to change in discount rate	(6,949)	1,699	—	—
Special termination benefits	(318)	—	—	—
Actuarial gain	165	491	2,916	1,302
Increase in benefit obligation due to plan change	(356)	(5,050)	—	(303)

Benefit obligation at end of year	$(87,583)	$(76,049)	$(12,425)	$(18,256)

Change in plan assets:
Plan assets at market value at beginning of year	$64,333	$55,908	$14,767	$12,761
Actual return on plan assets	(17,090)	2,897	(1,611)	160
Foreign currency exchange rate changes	—	—	(3,356)	1,092
Employer contributions	7,206	6,888	785	1,003
Participant contributions	—	—	102	106
Benefits paid	(2,440)	(1,360)	(541)	(355)

Plan assets at market value at end of year	$52,009	$64,333	$10,146	$14,767

Funded status	$(35,574)	$(11,716)	$(2,279)	$(3,489)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	$—	$—	$(16)	$(18)
Non-current liabilities	(35,574)	(11,716)	(2,263)	(3,471)

Total	$(35,574)	$(11,716)	$(2,279)	$(3,489)

Amounts recognized in accumulated other comprehensive income (loss):
Unrecognized prior service cost	$6,158	$6,467	$459	$550
Unrecognized net actuarial loss	31,258	1,753	485	924

Total	$37,416	$8,220	$944	$1,474

Accrued benefit cost:
Accrued benefit cost at beginning of year	$(3,496)	$(8,209)	$(2,015)	$(2,368)
Net periodic benefit cost	(1,868)	(2,175)	(757)	(839)
Employer contributions	7,206	6,888	785	1,003
Effect of exchange rate changes	—	—	652	189

Accrued benefit cost at end of year	$1,842	$(3,496)	$(1,335)	$(2,015)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The following table presents significant assumptions used to determine benefit obligations at December 31:

	2008	2007
Discount rate:
—U.S.	6.25%	6.00%
—Canada	6.25%	5.25%
—UK	6.40%	5.37%
—Mexico	8.16%	7.64%
Rate of compensation increase:
—U.S.	N/A	N/A
—Canada	4.00%	4.00%
—UK	3.80%	3.60%
—Mexico	5.04%	4.54%

The following table presents significant weighted average assumptions used to determine benefit cost for the years ended December 31:

	Actuarial Assumptions
	U.S.	Canada	UK	Mexico
Discount rate:
2008	6.00%	5.25%	5.37%	7.64%
2007	5.75%	5.00%	5.00%	5.59%
2006	5.75%	5.00%	4.90%	7.46%

Long-term rate of return on plan assets:
2008	8.75%	7.00%	7.10%	N/A
2007	8.75%	8.00%	6.92%	N/A
2006	8.75%	8.00%	6.20%	N/A

Weighted average rate of increase for future compensation levels:
2008	N/A	4.00%	3.60%	4.54%
2007	4.50%	4.00%	3.60%	4.91%
2006	4.50%	4.00%	3.50%	4.88%

Pension expense is calculated based upon a number of actuarial assumptions established on January 1 of the applicable year, detailed in the table above, including a weighted-average discount rate, an expected long-term rate of return on plan assets and rate of increase in future compensation levels. The discount rate used by the Company for valuing pension liabilities is based on a review of high quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations. The U.S. expected long-term rate of return assumption on plan assets (which consist mainly of U.S. equity and debt securities) was developed by evaluating input from the Company’s actuaries and investment consultants as well as long-term inflation assumptions. Projected returns by such consultants are based on broad equity and bond indices. The expected long-term rate of return on plan assets is based on an asset allocation assumption of 65% with equity managers and 35% with fixed income managers. At December 31, 2008, the Company’s asset allocation was 52% with equity managers, 37% with fixed income managers and 11% other. At December 31, 2007, the Company’s asset allocation was 60% with equity managers, 34% with fixed income managers and 6% other. The Company believes that its long-term asset allocation on average will approximate 65% with equity managers and 35% with fixed income managers. The Company regularly reviews its actual asset allocation and periodically rebalances its investments to targeted allocations when considered appropriate. Based on this methodology, the Company’s expected long-term rate of return assumption was 8.75% in 2008 and 2007.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Asset allocation for the Company’s UK plan is 35% with equity managers, 50% with fixed income managers and 15% in real estate.

The Company made cash contributions to its pension plans in 2008 of $8.0 million and paid benefit payments of $3.0 million. The Company estimates that based on current actuarial calculations it will make cash contributions to its pension plans in 2009 of $6.7 million. Cash contributions in subsequent years will depend on a number of factors including performance of plan assets.

Due to recent market volatility, the Company’s defined benefit plans have experienced significant market declines in plan assets. As a result, the Company’s projected 2009 actuarially determined adjusted funding target attainment percentages (“AFTAP”) have declined proportionately. As of April 1, 2009, benefit restrictions and other notification requirements may be imposed on defined benefit plans if certain AFTAP levels are not achieved. The Company’s AFTAP levels for 2008 were between 80% and 90%. If these levels are maintained for the 2009 plan year, the Company will be exempt from such benefit restrictions and other notification requirements. To maintain these levels we anticipate additional voluntary funding of $16 million to $18 million in 2009 for the 2008 plan year.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Benefit Payments
(In thousands)
2009	$2,519
2010	2,718
2011	3,047
2012	3,541
2013	3,980
Years 2014 – 2018	26,786

The Company also participated in a defined contribution plan under Internal Revenue Code Section 401(k), which covered all U.S. employees of the Company except those represented by a collective bargaining unit. The Company’s contributions were determined as a specified percentage of employee contributions, subject to certain maximum limitations. The Company’s costs for the defined contribution plan for 2008, 2007 and 2006 were $8.3 million, $8.5 million and $3.2 million, respectively.

The Company also had statutory plans in France and the Netherlands that are not included in the amounts above. As of December 31, 2008, these plans had pension liabilities of $2.5 million and $0.5 million for France and the Netherlands, respectively.

14. Partners’ Capital

Holdings was formed under the name “Sonoco Graham Company” on April 3, 1989, as a limited partnership in accordance with the provisions of the Pennsylvania Uniform Limited Partnership Act, and on March 28, 1991, Holdings changed its name to “Graham Packaging Company.” Pursuant to an Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997 (the “Recapitalization Agreement”), (i) Holdings, (ii) the then owners of the Company (the “Graham Entities”) and (iii) BMP/Graham Holdings Corporation (“Investor LP”), a Delaware corporation formed by Blackstone Capital Partners III Merchant Banking Fund L.P., and BCP/Graham Holdings L.L.C., a Delaware limited liability company and a wholly-owned

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

subsidiary of Investor LP (“Investor GP” and together with Investor LP, the “Equity Investors”) agreed to a recapitalization of Holdings (the “Recapitalization”). Closing under the Recapitalization Agreement occurred on February 2, 1998. Upon the closing of the Recapitalization, the name of Holdings was changed to “Graham Packaging Holdings Company.” Holdings will continue until its dissolution and winding up in accordance with the terms of the Holdings Partnership Agreement (as defined below).

As a result of the consummation of the Recapitalization, Investor LP owns an 80.9% limited partnership interest in Holdings and Investor GP owns a 4% general partnership interest in Holdings. The Graham Family Investors have retained a 0.7% general partnership interest and a 14.3% limited partnership interest in Holdings. On December 23, 2008, Roger M. Prevot exercised an option to purchase 9.3 partnership units and therefore owns a 0.1% limited partnership interest in Holdings. Additionally, Holdings owns a 99% limited partnership interest in the Operating Company, and GPC Opco GP L.L.C., a wholly-owned subsidiary of Holdings, owns a 1% general partnership interest in the Operating Company.

As contemplated by the Recapitalization Agreement, Graham Family Investors (as successors and assigns of Graham Capital Corporation and Graham Family Growth Partnership), Graham Packaging Corporation (“Graham GP Corp”), Investor LP and Investor GP entered into a Fifth Amended and Restated Agreement of Limited Partnership (the “Holdings Partnership Agreement”). The general partners of the partnership are Investor GP and Graham GP Corp. The limited partners of the partnership are GPC Holdings, L.P., Investor LP. and Roger M. Prevot.

Capital Accounts. A capital account is maintained for each partner on the books of the Company. The Holdings Partnership Agreement provides that at no time during the term of the partnership or upon dissolution and liquidation thereof shall a limited partner with a negative balance in its capital account have any obligation to Holdings or the other partners to restore such negative balance. Items of partnership income or loss are allocated to the partners’ capital accounts in accordance with their percentage interests except as provided in Section 704(c) of the Internal Revenue Code with respect to contributed property where the allocations are made in accordance with the U.S. Treasury regulations thereunder.

Distributions. The Holdings Partnership Agreement requires certain tax distributions to be made if and when Holdings has taxable income. Other distributions shall be made in proportion to the partners’ respective percentage interests.

Transfers of Partnership Interests. The Holdings Partnership Agreement provides that, subject to certain exceptions including, without limitation, an IPO Reorganization (as defined below) and the transfer rights described below, general partners shall not withdraw from Holdings, resign as a general partner nor transfer their general partnership interests without the consent of all general partners, and limited partners shall not transfer their limited partnership interests.

If either Graham GP Corp. and/or GPC Holdings, L.P. (individually “Continuing Graham Partner” and collectively the “Continuing Graham Partners”) wishes to sell or otherwise transfer its partnership interests pursuant to a bona fide offer from a third party, Holdings and the Equity Investors must be given a prior opportunity to purchase such interests at the same purchase price set forth in such offer. If Holdings and the Equity Investors do not elect to make such purchase, then such Continuing Graham Partner may sell or transfer such partnership interests to such third party upon the terms set forth in such offer. If the Equity Investors wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Continuing Graham Partners shall have a right to include in such sale or transfer a proportionate percentage of their partnership interests. If the Equity Investors (so long as they hold 51% or more of the partnership interests)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Equity Investors shall have the right to compel the Continuing Graham Partners to include in such sale or transfer a proportionate percentage of their partnership interests.

Dissolution. The Holdings Partnership Agreement provides that Holdings shall be dissolved upon the earliest of (i) the sale, exchange or other disposition of all or substantially all of Holdings’ assets (including pursuant to an IPO Reorganization), (ii) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or bankruptcy of a general partner, or the occurrence of any other event which causes a general partner to cease to be a general partner unless (a) the remaining general partner elects to continue the business or (b) if there is no remaining general partner, a majority-in-interest of the limited partners elect to continue the partnership, or (iii) such date as the partners shall unanimously elect.

IPO Reorganization. “IPO Reorganization” means the transfer of all or substantially all of Holdings’ assets and liabilities to CapCo II in contemplation of an initial public offering of the shares of common stock of CapCo II. The Holdings Partnership Agreement provides that, without the approval of each general partner, the IPO Reorganization may not be effected through any entity other than CapCo II.

15. Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), net of income taxes, consisted of:

	Cash Flow Hedges	Pension Liability	Cumulative Translation Adjustments	Total
	(In thousands)
Balance at January 1, 2006	$14,514	$(4,541)	$2,878	$12,851
Change	(3,648)	—	23,197	19,549
Minimum pension liability adjustment prior to adoption of SFAS 158	—	1,837	—	1,837
Adjustment to initially apply SFAS 158	—	(2,585)	—	(2,585)

Balance at December 31, 2006	10,866	(5,289)	26,075	31,652
Change	(11,572)	(3,670)	36,334	21,092

Balance at December 31, 2007	(706)	(8,959)	62,409	52,744
Change	(22,361)	(29,028)	(65,941)	(117,330)

Balance at December 31, 2008	$(23,067)	$(37,987)	$(3,532)	$(64,586)

16. Option Plans

On February 2, 1998, the Company adopted the Graham Packaging Holdings Company Management Option Plan (the “1998 Option Plan”). On November 17, 2004, the Company adopted a second option plan entitled 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Option Plan”). On March 7, 2008, the Company adopted a third option plan entitled 2008 Graham Packaging Holdings Company Management Option Plan (the “2008 Option Plan” and, together with the 1998 Option Plan and the 2004 Option Plan, the “Option Plans”). The compensation committee of the Company has been appointed to administer the Option Plans, including, without limitation, the determination of the individuals to whom grants will be made, the number of Units subject to each grant and the various terms of such grants.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The Option Plans provide for the grant to management employees of Holdings and its subsidiaries and non-employee members of the Advisory Committee, advisors, consultants and other individuals providing services to Holdings of options (“Options”) to purchase limited partnership interests in Holdings equal to 0.0075% of Holdings (prior to any dilution resulting from any interests granted pursuant to the Option Plans) (each 0.0075% interest being referred to as a “Unit”). The aggregate number of Units with respect to which Options may be granted under the 1998 Option Plan may not exceed 631.0 Units and the aggregate number of Units with respect to which Options may be granted at any time under the 2008 Option Plan, together with the 2004 Option Plan, may not exceed 1,278.4 Units, representing a total of up to 12.5% of the equity of Holdings.

Under the 1998 Option Plan and the 2004 Option Plan, the exercise price per Unit is or will be equal to or greater than the fair value of a Unit on the date of grant. Under the 2008 Option Plan, the exercise price per Unit is or will be less than, equal to, or greater than the fair value of a Unit on the date of grant, provided that there are limitations on exercise of any Option granted at less than fair value on the grant date. The Company determines the fair value of a Unit by considering market multiples of comparable public companies and recent transactions involving comparable public and private companies, and by performing discounted cash flow analyses on its projected cash flows. The Company utilizes the services of an appraisal firm to assist in these analyses. The number and type of Units covered by outstanding Options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Holdings. The Option Plans are intended to advance the best interests of the Company by allowing such employees to acquire an ownership interest in the Company, thereby motivating them to contribute to the success of the Company and to remain in the employ of the Company.

In general, Options awarded under the 1998 Option Plan vest according to either a time-based component or time-based and performance-based components as follows: 50% of the Options vest and become exercisable in 20% increments annually over five years, so long as the holder of the Option is still an employee on the vesting date, and 50% of the Options vest and become exercisable in 20% increments annually over five years, so long as the Company achieves specified earnings targets for each year, although these Options do become exercisable in full without regard to the Company’s achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the Option is still an employee on that date.

In general, except for Options granted in 2006, Options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the Option is still an employee on the vesting date. On December 4, 2006, 295.7 Options were granted to Warren D. Knowlton (who at the time was the Company’s Chief Executive Officer and as of December 31, 2008, became the Executive Chairman of the Advisory Committee), 177.4 of which have vested and are exercisable as of December 31, 2008, an additional 20% of the Options which vest and become exercisable on December 4, 2009, and an additional 20% of the Options which vest and become exercisable on December 4, 2010, so long as the holder of the Option is still an employee on the vesting date. On December 4, 2006, 110.9 Options were granted to Mark S. Burgess (who at the time was the Company’s Chief Financial Officer and as of January 1, 2009, became the Company’s Chief Executive Officer), 50% of which vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as the holder of the Option is still an employee on the vesting date, and 50% of which vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as the Company achieves specified earnings targets each year and so long as the holder of the Option is still an employee on the vesting date. On December 4, 2006, 221.8 Options were granted to Mr. Knowlton and Mr. Burgess which vest and become exercisable upon (A) the Blackstone Investors’ sale of their interest in the Company and (B) the attainment of certain financial performance goals.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The weighted average fair value at date of grant for Options granted in 2008, 2007 and 2006 was $10,625, $6,332 and $6,001 per Option, respectively. The fair value of each Option was estimated on the date of the grant using a fair value option pricing model, with the following weighted-average assumptions:

	2008	2007	2006
Dividend yield	0%	0%	0%
Expected volatility	30%	30%	30%
Risk-free interest rate	2.28%	3.50%	4.53%
Expected option life (in years)	4.5	3.2	4.5

The Company estimates expected volatility based upon the volatility of the stocks of comparable public companies. The Company’s expected life of Options granted was based upon actual experience and expected employee turnover. The risk-free interest rate was based on the implied yield available on U.S. Treasury zero-coupon issues with a term equivalent to the expected life of the Options granted. The Company has not paid dividends in the past and does not plan to pay any dividends in the foreseeable future.

A summary of the changes in the Options outstanding under the Option Plans during 2008 is as follows:

	Units Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In years)	(In millions)
Outstanding at beginning of year	1,446.4	$34,921
Granted (1)	356.7	36,747
Exercised	(9.3)	25,789
Forfeited (1)	(483.7)	44,418

Outstanding at end of year	1,310.1	31,976	7.8	$—

Vested or expected to be vested at end of year	1,046.7	33,098	7.7	—
Exercisable at end of year	640.4	31,824	7.5	—

(1)	Includes 291.7 Options that had a weighted average exercise price of $51,579, which were cancelled and re-granted at an exercise price of $36,747.

In 2008, the Company cancelled 291.7 Options of approximately 125 employees that had a weighted average exercise price of $51,579 and re-granted 291.7 Options at an exercise price of $36,747, which was the Company’s fair value on March 7, 2008. As a result, the Company will incur incremental compensation expense of approximately $1.1 million over the four year vesting period of the re-granted Options. The incremental expense recorded during the year ended December 31, 2008, was $0.5 million, including $0.3 million related to the acceleration of vesting upon the termination of employment of the Company’s former Chief Operating Officer on April 30, 2008.

On January 22, 2008, the Company extended the term for certain Options granted on February 2, 1998, for which any unexercised Options would have expired on February 2, 2008. No change was made to the number of Options, nor the exercise price, and the Options remained fully vested. On December 22, 2008, the Company extended the term for certain Options granted on January 1, 1999, for which any unexercised Options would have expired on December 31, 2008. No change was made to the number of Options, nor the exercise price, and the

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Options remained fully vested. These extensions of the term were considered modifications under SFAS 123(R) which required a charge to expense in 2008 of $0.9 million for the difference between the fair value of the Options after the modifications and the fair value of the Options before the modifications.

As of December 31, 2008, there was $1.8 million of total unrecognized compensation cost related to outstanding Options that is expected to be recognized over a weighted average period of 2.6 years. In 2007, the Company made payments totaling $0.6 million to a former Chief Executive Officer and a former Chief Financial Officer for 125.9 Options, pursuant to separation agreements dated as of December 3, 2006. For the years ended December 31, 2008 and 2006, the Company received net proceeds of $0.2 million and $0.3 million, respectively, from the exercise of Options.

The intrinsic value of Options exercised for the years ended December 31, 2008 and 2007, was $0.0 million and $0.6 million, respectively.

17. Other Expense, Net

Other expense, net consisted of the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Foreign exchange loss	$212	$1,918	$1,922
Other	189	87	270

	$401	$2,005	$2,192

18. Income Taxes

The provision (benefit) for income taxes consisted of:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Current provision:
Federal	$23	$—	$—
State and local	527	234	113
Foreign	11,407	16,431	16,701

Total current provision	11,957	16,665	16,814

Deferred provision:
Federal	(536)	2,260	1,661
State and local	12	(2,245)	4,794
Foreign	1,477	3,068	4,321

Total deferred provision	953	3,083	10,776

Total provision	$12,910	$19,748	$27,590

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The Company reported income (loss) before income taxes relating to domestic operations of ($78.1) million, ($198.2) million and ($81.5) million, and relating to foreign operations of $33.7 million, $11.9 million and ($11.3) million for the years ended December 31, 2008, 2007, and 2006, respectively.

The following table sets forth the deferred income tax assets and liabilities that result from temporary differences between the reported amounts and the tax bases of the assets and liabilities:

	December 31,
	2008	2007
	(In thousands)
Deferred income tax assets:
Net operating loss carryforwards	$164,471	$157,497
Fixed assets, due to differences in depreciation, impairment and assigned values	5,498	5,849
Accrued retirement indemnities	2,966	4,230
Inventories	3,226	3,765
Accruals and reserves	15,230	15,547
Deferred revenue	6,957	6,205
Tax credits	11,222	10,083
Other items	5,599	2,254

Gross deferred income tax assets	215,169	205,430
Valuation allowance	(189,385)	(165,430)

Net deferred income tax assets	25,784	40,000

Deferred income tax liabilities:
Fixed assets, due to differences in depreciation, impairment and assigned values	26,501	42,322
Inventories	531	978
Amortizable intangibles, due to differences in amortization, impairment and assigned values	9,320	10,189
Unremitted earnings of foreign subsidiaries	5,551	5,308
Other items	979	416

Gross deferred income tax liabilities	42,882	59,213

Net deferred income tax liabilities	$17,098	$19,213

Current deferred income tax liabilities of $3.8 million in 2008 and $3.1 million in 2007 are included in accrued expenses. Non-current deferred income tax assets of $3.5 million in 2008 and $2.2 million in 2007 are included in other non-current assets.

The valuation allowance for deferred income tax assets of $189.4 million and $165.4 million at December 31, 2008 and 2007, respectively, relates principally to the uncertainty of realizing the benefits arising from tax loss and credit carryforwards. The Company believes that it will generate sufficient future taxable income to realize the income tax benefits related to the remaining deferred income tax asset. The valuation allowance increase in 2008 primarily relates to tax benefits associated with current operating losses and related tax loss carryforwards.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Certain legal entities in the Company do not pay income taxes because their income is taxed to the owners. For those entities, the reported amount of their assets net of the reported amount of their liabilities are exceeded by the related tax bases of their assets net of liabilities by $155.2 million at December 31, 2008, and $114.6 million at December 31, 2007.

The difference between the actual income tax provision and an amount computed by applying the U.S. federal statutory rate for corporations to earnings before income taxes is attributable to the following:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)
Taxes at U.S. federal statutory rate	$(15,528)	$(65,206)	$(32,475)
Partnership loss not subject to federal income taxes	3,487	27,188	8,757
State income tax net of federal benefit	350	(1,307)	3,189
Foreign loss without current tax benefit	7,513	12,955	4,080
Unremitted earnings of foreign subsidiaries	268	(4,452)	3,417
Foreign withholding tax	1,017	2,215	237
Foreign income tax rates other than U.S. federal rate	(4,023)	(3,014)	283
Permanent differences between tax and book accounting	2,003	1,552	3,841
Prior year adjustments	137	306	30
FIN 48 contingencies	921	6,624	—
Income taxed in multiple jurisdictions	3,025	1,454	—
Change in valuation allowance	17,628	40,803	36,246
Tax credits	(4,191)	2,403	—
Other	303	(1,773)	(15)

	$12,910	$19,748	$27,590

As of December 31, 2008, the Company’s domestic subsidiaries have U.S. federal net operating loss carryforwards of approximately $239.0 million. These net operating loss carryforwards are available to offset future taxable income and expire in the years 2017 through 2028. The Company also has various state net operating loss carryforwards that expire through 2028. The determination of the state net operating loss carryforwards is dependent upon the subsidiaries’ taxable income or loss, apportionment percentages and other respective state laws that can change from year to year and impact the amount of such carryforward. The Company’s international operating subsidiaries have, in the aggregate, approximately $205.8 million of tax loss carryforwards available as of December 31, 2008. These losses are available to reduce the originating subsidiaries’ future taxable foreign income and have varying expiration dates. The loss carryforwards relating to the Company’s French subsidiaries ($177.5 million), UK subsidiaries ($5.7 million), and Brazilian subsidiaries ($4.3 million) have no expiration date. The remainder of the foreign loss carryforwards have expiration dates ranging from 2009 through 2017.

As of December 31, 2008, the Company’s domestic subsidiaries had federal and state income tax credit carryforwards of approximately $8.3 million consisting of $1.5 million of Alternative Minimum Tax credits which never expire, $4.5 million of federal research and development credits and other general business credits which expire in the years 2009 through 2024 and $2.3 million of state tax credits with expiration dates from 2009 through 2013. The Company’s subsidiaries in Mexico and Argentina have tax credit carryforwards of $3.3 million and $0.5 million, respectively, which expire in the years 2009 through 2019.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

As of December 31, 2008, the Company’s equity in the undistributed earnings of foreign subsidiaries which are deemed to be permanently reinvested, and for which income taxes had not been provided, was zero. Therefore, no U.S. or foreign tax will be payable on undistributed earnings of such foreign subsidiaries.

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” effective January 1, 2007. This Interpretation prescribes a recognition threshold of more-likely-than-not for recognition of tax benefits. The transition adjustments of $4.8 million were shown as a reduction to partners’ capital.

The following table summarizes the activity related to the gross unrecognized tax benefits (“UTB”) from January 1, 2008, through December 31, 2008, (in thousands):

Balance as of January 1, 2008	$9,251
Increases related to prior year tax positions	1,304
Decreases related to prior year tax positions	(156)
Increases related to current year tax positions	1,964
Decreases related to settlements with taxing authorities	(52)
Decreases related to lapsing of statute of limitations	(966)
Currency translation adjustments	(867)

Balance as of December 31, 2008	$10,478

Offsetting long-term deferred income tax assets in the amount of $0.6 million and $0.8 million at December 31, 2008 and 2007, respectively, are not reflected in the gross UTB balance above. Approximately $10.2 million of UTB at December 31, 2008, and $11.7 million of UTB at December 31, 2007, if recognized, would impact the Company’s effective tax rate.

The Company operates and files income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. Its tax returns are periodically audited by domestic and foreign tax authorities. During 2008, the Company concluded an examination of the 2004 and 2005 U.S. federal income tax returns of the corporate group by the Internal Revenue Service (“IRS”). While settlement with the IRS has been reached for these years, any net operating loss carryforwards generated in prior years (generally, 1997 and later loss years) remain subject to examination by the IRS. The Company is currently under examination by various state and foreign authorities. The U.S. corporate subsidiaries have open tax years from 2003 forward for certain state purposes. The Company generally has open tax years subject to audit scrutiny of three to five years in Europe and six years in Mexico and South America. The Company does not expect a significant change in the UTB balance in the next twelve months.

Upon adoption of FIN 48, the Company has elected to begin treating interest and penalties related to taxes as a component of income tax expense. As of December 31, 2008 and 2007, the Company has recorded UTB of $5.9 million and $7.4 million, respectively, related to interest and penalties, all of which, if recognized, would affect the Company’s effective tax rate. During the year ended December 31, 2008, the Company recorded a tax benefit related to a decrease in UTB for interest and penalties of $1.5 million. The Company’s prior policy was to treat interest related to tax issues as interest expense and to record penalties as other expense.

Cash income tax payments of $9.3 million, $18.3 million and $18.6 million were made for income tax liabilities in 2008, 2007 and 2006, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

19. Commitments

In connection with plant expansion and improvement programs, the Company had commitments for capital expenditures of approximately $50.2 million at December 31, 2008.

The Company is a party to various capital and operating leases involving real property and equipment. Lease agreements may include escalating rent provisions and rent holidays, which are expensed on a straight-line basis over the term of the lease. Total rent expense for operating leases was $52.8 million, $55.7 million and $54.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Minimum future lease obligations on long-term noncancelable operating leases in effect at December 31, 2008, were as follows (in thousands):

2009	$32,922
2010	27,975
2011	23,518
2012	19,021
2013	17,229
Thereafter	58,900

Minimum future lease obligations on capital leases in effect at December 31, 2008, were as follows (in thousands):

2009	$5,929
2010	9,686
2011	5,652
2012	155
2013	5
Thereafter	—

The gross amount of assets under capital leases was $54.6 million and $54.4 million as of December 31, 2008 and 2007, respectively. The deferred rent liability relating to escalating rent provisions and rent holidays was $2.5 million and $2.4 million as of December 31, 2008 and 2007, respectively.

The Company has entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. The financing of accounts receivable under these agreements is accounted for as a sale of receivables in accordance with SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” Under the terms of the financing agreements, the Company transfers ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the accounts receivable less a discount. The discount is recorded against net sales on the Consolidated Statement of Operations in the period of the sale. The eligible receivables financed pursuant to this factoring agreement are excluded from accounts receivable on the Consolidated Balance Sheet and are reflected as cash provided by operating activities on the Consolidated Statement of Cash Flows, while non-eligible receivables remain on the balance sheet with a corresponding liability established when those receivables are financed. The Company does not continue to service, administer and collect the eligible receivables under this program. The third-party purchaser has no recourse to the Company for failure of debtors constituting eligible receivables to pay when due. The Company maintains insurance on behalf of the third-party purchaser to cover any losses due to the failure of debtors constituting

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

eligible receivables to pay when due. At December 31, 2008 and 2007, the Company had sold $29.9 million and $32.4 million of eligible accounts receivable, respectively, which represent the face amounts of total outstanding receivables at those dates.

Under monitoring agreements, the Company is obligated to make annual payments of $2.0 million and $3.0 million to the Graham Family Investors and Blackstone Management Partners III L.L.C., respectively.

20. Contingencies and Legal Proceedings

On November 3, 2006, the Company filed a complaint with the Supreme Court of the State of New York against Owens-Illinois, Inc. and OI Plastic Products FTS, Inc. (collectively, “OI”). The complaint alleges certain misrepresentations by OI in connection with the Company’s 2004 purchase of O-I Plastic and seeks damages in excess of $30 million. In December 2006, OI filed an Answer and Counterclaim, seeking to rescind a Settlement Agreement entered into between OI and the Company in April 2005, and disgorgement of more than $39 million paid by OI to the Company in compliance with that Settlement Agreement. The Company filed a Motion to Dismiss the Counterclaim in July 2007, which was granted by the Court in October 2007. On August 1, 2007, the Company filed an Amended Complaint to add additional claims seeking indemnification from OI for claims made against the Company by former OI employees pertaining to their pension benefits. These claims arise from an arbitration between the Company and Glass, Molders, Pottery, Plastic & Allied Workers, Local #171 (the “Union”) that resulted in an award on April 23, 2007, in favor of the Union. The Arbitrator ruled that the Company had failed to honor certain pension obligations for past years of service to former employees of OI, whose seven Union-represented plants were acquired by the Company in October 2004. In the Amended Complaint, the Company maintains that under Section 8.2 of the Stock Purchase Agreement between the Company and OI, OI is obligated to indemnify the Company for any losses associated with differences in the two companies’ pension plans including any losses incurred in connection with the Arbitration award. The litigation is proceeding.

The Company is a party to various other litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company’s various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

21. Segment Information

The Company is organized and managed on a geographical basis in three operating segments: North America, Europe and South America. The accounting policies of the segments are consistent with those described in Note 1. The Company’s measure of segment profit or loss is operating income. Segment information for the three years ended December 31, 2008, representing the reportable segments currently utilized by the chief operating decision makers, was as follows:

	Year	North America	Europe	South America	Eliminations	Total
					(a)
	(In thousands)
Net sales (b)(c)	2008	$2,196,048	$274,382	$89,747	$(1,223)	$2,558,954
	2007	2,140,470	256,841	75,471	(1,897)	2,470,885
	2006	2,220,713	215,573	64,578	(496)	2,500,368

Operating income (loss)	2008	$120,251	$30,157	$(4,627)	$—	$145,781
	2007	19,862	8,181	764	—	28,807
	2006	123,946	3,150	(9,795)	—	117,301

Depreciation and amortization	2008	$149,221	$20,516	$5,269	$—	$175,006
	2007	175,699	20,881	4,511	—	201,091
	2006	178,961	19,867	5,170	—	203,998

Asset impairment charges	2008	$86,861	$3,534	$5,669	$—	$96,064
	2007	137,900	18,150	1,642	—	157,692
	2006	2,942	11,935	10,984	—	25,861

Interest expense, net	2008	$174,128	$2,678	$2,432	$—	$179,238
	2007	204,432	3,193	1,877	—	209,502
	2006	203,338	2,520	937	—	206,795

Income tax provision (benefit)	2008	$3,481	$9,581	$(152)	$—	$12,910
	2007	9,559	9,510	629	—	19,698
	2006	19,834	7,285	447	—	27,566

Identifiable assets (b)(c)(d)	2008	$870,493	$151,436	$38,665	$—	$1,060,594
	2007	1,014,642	182,497	45,279	—	1,242,418

Goodwill	2008	$277,499	$15,826	$35	$—	$293,360
	2007	286,295	18,607	1,817	—	306,719

Cash paid for property, plant and equipment	2008	$116,442	$20,767	$11,367	$—	$148,576
	2007	123,617	20,584	9,184	—	153,385
	2006	164,330	18,869	7,340	—	190,539

(a)	To eliminate intercompany transactions.
(b)	The Company’s net sales for Europe include countries having significant sales as follows:

	Year Ended December 31,
	2008	2007	2006
	(In millions)
Poland	$63.7	$59.5	$46.4
France	34.4	34.5	29.8
Rotselaar (Belgium)	52.6	46.9	39.9
Spain	40.8	38.2	35.9

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

The Company’s identifiable assets for Europe include countries having significant identifiable assets as follows:

	December 31,
	2008	2007
	(In millions)
Poland	$37.7	$46.7
France	20.1	38.3
Rotselaar (Belgium)	31.1	33.0
Spain	27.6	30.1

(c)	The Company’s net sales for North America include sales in Mexico which totaled approximately $150.4 million, $138.4 million and $143.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. Identifiable assets in Mexico totaled approximately $51.6 million and $59.7 million as of December 31, 2008 and 2007, respectively. Approximately all of the North America reportable segment’s remaining net sales and identifiable assets are in the United States.
(d)	Represents property, plant and equipment, net.

Product Net Sales Information

The following is supplemental information on net sales by product category:

	Food and Beverage	Household	Automotive Lubricants	Personal Care/Specialty	Total
	(In thousands)
2008	$1,561,273	$491,641	$319,253	$186,787	$2,558,954
2007	1,488,699	499,101	277,874	205,211	2,470,885
2006	1,465,272	505,218	284,726	245,152	2,500,368

22. Condensed Guarantor Data

On October 7, 2004, the Operating Company and CapCo I co-issued $250.0 million aggregate principal amount of 8.5% Senior Notes due 2012 and $375.0 million aggregate principal amount of 9.875% Senior Subordinated Notes due 2014. Holdings and the domestic subsidiaries of the Operating Company have fully and unconditionally guaranteed these notes. These guarantees are both joint and several. Both the Operating Company and CapCo I are 100%-owned subsidiaries of Holdings.

The following condensed consolidating information presents, in separate columns, the condensed consolidating balance sheets as of December 31, 2008 and 2007, and the related condensed consolidating statements of operations and condensed consolidating statements of cash flows for the years ended December 31, 2008, 2007 and 2006, for (i) Holdings on a parent only basis, with its investments in the Operating Company and CapCo I recorded under the equity method, (ii) the Operating Company, a wholly-owned subsidiary of Holdings, on a parent only basis, with its investments in subsidiaries recorded under the equity method, (iii) the guarantor domestic subsidiaries of the Operating Company, (iv) the non-guarantor subsidiaries of the Company, (v) CapCo I, a co-issuer of the Notes, and (vi) the Company on a consolidated basis.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$35,297	$1	$8,581	$—	$—	$43,879
Accounts receivable, net	—	76,329	80,465	76,940	—	—	233,734
Inventories	—	85,062	90,649	48,650	—	—	224,361
Deferred income taxes	—	—	—	2,829	—	—	2,829
Prepaid expenses and other current assets	—	8,603	25,469	23,176	—	—	57,248

Total current assets	—	205,291	196,584	160,176	—	—	562,051
Property, plant and equipment, net	—	441,140	375,364	244,090	—	—	1,060,594
Intangible assets, net	—	6,794	34,614	4,850	—	—	46,258
Goodwill	—	8,821	235,924	48,615	—	—	293,360
Net intercompany	—	1,167,268	—	—	—	(1,167,268)	—
Investment in subsidiaries	—	91,733	232,679	—	—	(324,412)	—
Other non-current assets	—	39,196	240	5,151	—	—	44,587

Total assets	$—	$1,960,243	$1,075,405	$462,882	$—	$(1,491,680)	$2,006,850

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$47,278	$292	$9,329	$—	$—	$56,899
Accounts payable	—	43,416	20,038	37,324	—	—	100,778
Accrued expenses and other current liabilities	—	108,549	33,470	50,188	—	—	192,207
Deferred revenue	—	19,623	9,878	5,145	—	—	34,646

Total current liabilities	—	218,866	63,678	101,986	—	—	384,530
Long-term debt	—	2,440,521	582	1,236	—	—	2,442,339
Deferred income taxes	—	258	7,015	12,396	—	—	19,669
Other non-current liabilities	—	72,834	21,049	25,754	—	—	119,637
Investment in subsidiaries	772,236	—	—	—	—	(772,236)	—
Net intercompany	187,089	—	947,879	32,300	—	(1,167,268)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(959,325)	(772,236)	35,202	289,210	—	447,824	(959,325)

Total liabilities and partners’ capital (deficit)	$—	$1,960,243	$1,075,405	$462,882	$—	$(1,491,680)	$2,006,850

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2007

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$3,815	$2	$14,497	$—	$—	$18,314
Accounts receivable, net	—	82,376	85,232	80,345	—	—	247,953
Inventories	—	90,207	125,974	50,003	—	—	266,184
Deferred income taxes	—	—	3,564	3,956	—	—	7,520
Prepaid expenses and other current assets	—	5,891	2,636	32,171	—	—	40,698

Total current assets	—	182,289	217,408	180,972	—	—	580,669
Property, plant and equipment, net	—	493,442	456,634	292,342	—	—	1,242,418
Intangible assets, net	—	6,397	39,657	6,798	—	—	52,852
Goodwill	—	9,246	235,924	61,549	—	—	306,719
Net intercompany	—	1,175,957	—	—	—	(1,175,957)	—
Investment in subsidiaries	—	214,570	274,025	—	—	(488,595)	—
Other non-current assets	—	46,573	355	4,247	—	—	51,175

Total assets	$—	$2,128,474	$1,224,003	$545,908	$—	$(1,664,552)	$2,233,833

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$30,878	$228	$14,589	$—	$—	$45,695
Accounts payable	—	58,760	60,255	47,558	—	—	166,573
Accrued expenses and other current liabilities	—	102,208	29,140	53,211	—	—	184,559
Deferred revenue	—	11,076	7,057	6,891	—	—	25,024

Total current liabilities	—	202,922	96,680	122,249	—	—	421,851
Long-term debt	—	2,487,756	518	363	—	—	2,488,637
Deferred income taxes	—	300	12,599	12,879	—	—	25,778
Other non-current liabilities	—	37,804	15,187	31,973	—	—	84,964
Investment in subsidiaries	600,308	—	—		—	(600,308)	—
Net intercompany	187,089	—	940,797	48,071	—	(1,175,957)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(787,397)	(600,308)	158,222	330,373	—	111,713	(787,397)

Total liabilities and partners’ capital (deficit)	$—	$2,128,474	$1,224,003	$545,908	$—	$(1,664,552)	$2,233,833

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Net sales	$—	$1,123,516	$982,529	$535,455	$—	$(82,546)	$2,558,954
Cost of goods sold	—	936,017	882,295	447,001	—	(82,546)	2,182,767

Gross profit	—	187,499	100,234	88,454	—	—	376,187
Selling, general and administrative expenses	—	52,605	46,985	27,918	—	—	127,508
Asset impairment charges	—	42,095	43,800	10,169	—	—	96,064
Net loss (gain) on disposal of property, plant and equipment	—	3,733	3,250	(149)	—	—	6,834

Operating income	—	89,066	6,199	50,516	—	—	145,781
Interest expense, net	—	102,519	71,488	5,231	—	—	179,238
Other (income) expense, net	—	(5,131)	(170)	(518)	—	6,223	404
Equity in loss (earnings) of subsidiaries	57,277	48,659	(5,670)	—	—	(100,266)	—

(Loss) income before income taxes	(57,277)	(56,981)	(59,449)	45,803	—	94,043	(33,861)
Income tax provision	—	296	486	12,128	—	—	12,910

(Loss) income from continuing operations	(57,277)	(57,277)	(59,935)	33,675	—	94,043	(46,771)
Loss from discontinued operations	—	—	—	(10,506)	—	—	(10,506)

Net (loss) income	$(57,277)	$(57,277)	$(59,935)	$23,169	$—	$94,043	$(57,277)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Net sales	$—	$1,059,573	$1,007,442	$493,235	$—	$(89,365)	$2,470,885
Cost of goods sold	—	892,328	909,078	416,694	—	(89,365)	2,128,735

Gross profit	—	167,245	98,364	76,541	—	—	342,150
Selling, general and administrative expenses	—	56,049	51,072	29,071	—	—	136,192
Asset impairment charges	—	52,789	80,792	24,111	—	—	157,692
Net loss on disposal of property, plant and equipment	—	9,602	9,100	757	—	—	19,459

Operating income (loss)	—	48,805	(42,600)	22,602	—	—	28,807
Interest expense, net	—	124,185	79,294	6,023	—	—	209,502
Other expense (income), net	—	(10,276)	(7,152)	2,731	—	16,701	2,004
Equity in loss of subsidiaries	206,052	143,437	21,931	—	—	(371,420)	—

(Loss) income before income taxes	(206,052)	(208,541)	(136,673)	13,848	—	354,719	(182,699)
Income tax provision	—	(2,489)	1,837	20,350	—	—	19,698

(Loss) income from continuing operations	(206,052)	(206,052)	(138,510)	(6,502)	—	354,719	(202,397)
Loss from discontinued operations	—	—	—	(3,655)	—	—	(3,655)

Net (loss) income	$(206,052)	$(206,052)	$(138,510)	$(10,157)	$—	$354,719	$(206,052)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Net sales	$—	$1,078,906	$1,060,141	$446,163	$—	$(84,842)	$2,500,368
Cost of goods sold	—	911,341	989,062	396,098	—	(84,842)	2,211,659

Gross profit	—	167,565	71,079	50,065	—	—	288,709
Selling, general and administrative expenses	—	56,731	49,385	25,162	—	—	131,278
Asset impairment charges	—	1,991	1,830	22,040	—	—	25,861
Net loss on disposal of property, plant and equipment	—	5,396	8,019	854	—	—	14,269

Operating income	—	103,447	11,845	2,009	—	—	117,301
Interest expense, net	—	124,336	77,542	4,917	—	—	206,795
Other expense (income), net	—	3,859	(4,171)	4,285	—	(1,778)	2,195
Equity in loss of subsidiaries	120,376	91,541	37,882	—	—	(249,799)	—

(Loss) income before income taxes	(120,376)	(116,289)	(99,408)	(7,193)	—	251,577	(91,689)
Income tax provision	—	4,087	6,829	16,650	—	—	27,566

(Loss) income from continuing operations	(120,376)	(120,376)	(106,237)	(23,843)	—	251,577	(119,255)
Loss from discontinued operations	—	—	—	(1,121)	—	—	(1,121)

Net (loss) income	$(120,376)	$(120,376)	$(106,237)	$(24,964)	$—	$251,577	$(120,376)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$—	$117,687	$43,377	$56,497	$—	$(6,360)	$211,201

Investing activities:
Net cash paid for property, plant and equipment	—	(57,989)	(43,378)	(43,053)	—	—	(144,420)
Acquisition of/investment in a business, net of cash acquired	—	51	(7,012)	662	—	6,299	—
Intercompany investing activities	—	2,985	7,288	—	—	(10,273)	—

Net cash (used in) provided by investing activities	—	(54,953)	(43,102)	(42,391)	—	(3,974)	(144,420)

Financing activities:
Proceeds from issuance of long-term debt	—	224,030	—	104,152	—	—	328,182
Payment of long-term debt	—	(255,522)	(276)	(106,226)	—	—	(362,024)
Proceeds from issuance of partnership units	—	240	—	—	—	—	240
Intercompany financing activities	—	—	—	(10,273)	—	10,273	—

Net cash (used in) provided by financing activities	—	(31,252)	(276)	(12,347)	—	10,273	(33,602)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(7,675)	—	61	(7,614)

Increase (decrease) in cash and cash equivalents	—	31,482	(1)	(5,916)	—	—	25,565
Cash and cash equivalents at beginning of year	—	3,815	2	14,497	—	—	18,314

Cash and cash equivalents at end of year	$—	$35,297	$1	$8,581	$—	$—	$43,879

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Operating activities:
Net cash provided by operating activities	$—	$100,693	$57,871	$15,666	$—	$—	$174,230

Investing activities:
Net cash paid for property, plant and equipment	—	(62,039)	(51,913)	(35,155)	—	—	(149,107)
Acquisition of/investment in a business, net of cash acquired	—	(5,165)	(5,825)	10,990	—	—	—

Net cash used in investing activities	—	(67,204)	(57,738)	(24,165)	—	—	(149,107)

Financing activities:
Proceeds from issuance of long-term debt	—	598,298	—	69,163	—	—	667,461
Payment of long-term debt	—	(621,788)	(132)	(61,120)	—	—	(683,040)
Purchase of partnership units	—	(3,140)	—	—	—	—	(3,140)
Debt issuance fees	—	(4,500)	—	—	—	—	(4,500)

Net cash (used in) provided by financing activities	—	(31,130)	(132)	8,043	—	—	(23,219)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,083	—	—	3,083

Increase in cash and cash equivalents	—	2,359	1	2,627	—	—	4,987
Cash and cash equivalents at beginning of year	—	1,456	1	11,870	—	—	13,327

Cash and cash equivalents at end of year	$—	$3,815	$2	$14,497	$—	$—	$18,314

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2006

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Operating activities:
Net cash provided by operating activities	$—	$171,366	$60,161	$31,424	$—	$—	$262,951

Investing activities:
Net cash paid for property, plant and equipment	—	(80,809)	(57,631)	(32,494)	—	—	(170,934)
Acquisition of/investment in a business, net of cash acquired	—	2,198	(2,530)	(1,094)	—	—	(1,426)

Net cash used in investing activities	—	(78,611)	(60,161)	(33,588)	—	—	(172,360)

Financing activities:
Proceeds from issuance of long-term debt	—	763,949	—	45,879	—	—	809,828
Payment of long-term debt	—	(865,852)	—	(47,870)	—	—	(913,722)
Proceeds from issuance of partnership units	—	297	—	—	—	—	297
Debt issuance fees	—	(1,000)	—	—	—	—	(1,000)

Net cash used in financing activities	—	(102,606)	—	(1,991)	—	—	(104,597)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	649	—	—	649

Decrease in cash and cash equivalents	—	(9,851)	—	(3,506)	—	—	(13,357)
Cash and cash equivalents at beginning of year	—	11,307	1	15,376	—	—	26,684

Cash and cash equivalents at end of year	$—	$1,456	$1	$11,870	$—	$—	$13,327

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

23. Pending Transaction

On July 1, 2008, the Company’s partners (“Sellers”) and the Company, including CapCo II, entered into an Equity Purchase Agreement with Hicks Acquisition Company I, Inc. (“HACI”), a publicly traded special purpose acquisition company, pursuant to which, through a series of transactions, HACI’s stockholders would acquire a majority of the outstanding common stock of CapCo II and CapCo II would own, either directly or indirectly, 100% of the partnership interests of the Operating Company.

Subsequent to December 31, 2008, on July 31, 2009, HACI exercised its right under the First Amendment to the Equity Purchase Agreement between HACI and the Company’s partners and the Company, including CapCo II, to terminate the Equity Purchase Agreement.

24. Loss Per Unit

Basic net loss per unit as presented on the accompanying consolidated statements of operations is computed by dividing net loss available to partners by the weighted average number of units outstanding for the period. Diluted net loss per unit reflects the potential dilution that could occur if options were exercised that then shared in the income available to the partners subject to anti-dilution limitations. For the years ended December 31, 2008, 2007 and 2006, 1,310.1, 1,446.4 and 1,778.4 potential options to purchase units, respectively have been excluded from the computation of diluted net loss per unit, due primarily to related contingencies not being met as of the reporting dates.

25. Subsequent Events

a. Discontinued Operations

For purposes of determining discontinued operations, the Company has determined that, in general, the plant or operating location is a component of an entity within the context of SFAS 144, “Impairment or Disposal of Long-Lived Assets.” A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its manufacturing base and closes non-performing locations. The Company evaluates the results of closed operations both quantitatively and qualitatively to determine the appropriateness of reporting the results as discontinued operations. Locations sold, where the Company retains the customer relationships, are excluded from discontinued operations, as the Company retains the direct cash flows resulting from the migration of revenue to other facilities.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

Subsequent to December 31, 2008, the Company signed a Letter of Intent in the second quarter of 2009 to sell all of the shares of its wholly-owned subsidiary Graham Emballages Plastiques S.A.S., located in Meaux, France, to an independent third party for one euro. The agreement of sale has been signed by all parties and the Company expects that the transaction will be completed in the fourth quarter of 2009. The Company’s exit from this location was due to the failure of this subsidiary to meet internal financial performance criteria. Accordingly, during the third quarter of 2009, the Company had determined the results of operations for this location, which had previously been reported in the Europe segment, would be reported as discontinued operations, in accordance with the guidance under SFAS 144. The accompanying consolidated statements of operations have been restated to reflect these discontinued operations. The following table summarizes the operating results for this location for the periods presented:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Net sales	$24,703	$22,586	$20,568
Cost of goods sold	26,873	25,547	21,780
Selling, general and administrative expenses	245	295	136
Asset impairment charges	7,858	161	14
Net loss (gain) on disposal of property, plant and equipment	—	2	(418)
Interest expense	236	185	156
Other (income) expense	(3)	1	(3)
Income tax provision	—	50	24

Net loss from discontinued operations	$(10,506)	$(3,655)	$(1,121)

The Company also had a cumulative foreign currency translation adjustment of $0.6 million related to this subsidiary that was charged against asset impairment charges. The assets and liabilities of this subsidiary are not significant and have not been segregated in the Consolidated Balance Sheets.

As a result of the discontinued operations, the accompanying consolidated statements of operations and notes 21 and 22 to consolidated financial statements (Segment Information and Condensed Guarantor Data, respectively) have been adjusted to reflect these discontinued operations. Additionally, certain other disclosures are updated as follows:

•

Depreciation expense from discontinued operations excluded from the accompanying consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 was $2.3 million, $2.0 million and $1.5 million, respectively.

•

For the years ended December 31, 2008, 2007 and 2006, 71.1%, 71.7% and 72.6% of the Company’s net sales from continuing operations, respectively, were generated by its top twenty customers. The Company’s sales to PepsiCo, our largest customer, were 13.3%, 14.0% and 17.2% of total sales from continuing operations for the years ended December 31, 2008, 2007 and 2006, respectively. All of these sales were made in North America.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

•

The components of asset impairment charges in the Consolidated Statements of Operations for the years ended December 31, as restated for discontinued operations, exclude the following impairment charges related to discontinued operations:

	Year ended December 31,
	2008	2007	2006
	(In thousands)
Property, plant and equipment	$7,858	$161	$14

The above impairment amounts relate to the Europe geographic segment. During the nine months ended September 30, 2009, the Company recognized $4.1 million of impairment charges related to these discontinued operations.

•

Net deferred income tax assets that result from temporary differences between the reported amounts and the tax bases of the assets and liabilities related to discontinued operations, exclusive of a valuation allowance of $9,568 and $6,865, respectively, are approximately $9,568 and $6,865 at December 31, 2008 and 2007, respectively. These amounts relate primarily to net operating loss carryforwards. The income tax provision related to discontinued operations for the years ended December 31, 2008, 2007 and 2006 was $0, $50 and $24, respectively.

In accordance with the terms of the agreement, the Company will be required to fund 3.5 million euros (approximately $5.1 million), net of certain adjustments, including the balance of cash on hand, as defined within the agreement. As a result, the Company will recognize a charge subsequent to September 30, 2009, for the amount of this net payment.

b. Credit Agreement Amendment

Subsequent to year end, on May 28, 2009, the Company entered into the Fourth Amendment to the Credit Agreement (the “Amendment”), amending the Company’s credit agreement, dated as of October 7, 2004 (the “Credit Agreement”). Pursuant to the Amendment, certain term loan lenders have agreed to extend the maturity of $1,200.0 million of such term loans, and the LIBOR margin with respect to such extended term loans has been increased, as further discussed below. The maturity date and interest margins with respect to those term loans held by lenders that did not consent to extend the maturity of their term loans remain unchanged. In addition, pursuant to the Amendment, certain revolving credit lenders have agreed to extend the maturity of $112.8 million of revolving credit commitments, and the LIBOR margin with respect to revolving credit loans made pursuant to such extended revolving credit commitments has been increased, as further discussed below. The maturity date, interest margins and commitment fee with respect to those revolving credit commitments held by lenders that did not consent to extend the maturity of their revolving credit commitments remain unchanged. The Company also voluntarily reduced the amount of total revolving credit commitments available to it under the Credit Agreement from $250.0 million to $248.0 million.

After giving effect to the Amendment, the Credit Agreement consists of a non-extended senior secured term loan (“Term Loan B”) and an extended senior secured term loan (“Term Loan C” and, together with the Term Loan B, the “Term Loans” or “Term Loan Facility”) to the Operating Company in aggregate principal amounts of $611.6 million and $1,172.9 million ($1,194.0 million outstanding less $21.1 million unamortized discount) as of September 30, 2009, respectively. In addition, after giving effect to the Amendment, the Credit Agreement consists of a non-extended senior secured revolving credit facility (“Non-Extending Revolver”) and an extended senior secured revolving credit facility (“Extending Revolver” and, together with the Non-Extending Revolver, the “Revolver”) in aggregate principal amounts available of $135.2 million and $112.8 million, respectively. The

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

obligations of the Operating Company and GPC Capital Corp. I (“CapCo I”) under the Credit Agreement are guaranteed by Holdings and certain domestic subsidiaries of the Operating Company.

The Term Loan B is payable in quarterly installments and requires payments of $1.6 million in the fourth quarter of 2009, $6.3 million in 2010 and $603.7 million in 2011 (disregarding any mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The final maturity date of the Term Loan B is October 7, 2011. The Term Loan C is payable in quarterly installments and requires payments of $3.0 million in the fourth quarter of 2009, $12.0 million in each of 2010, 2011, 2012 and 2013 and $1,143.0 million in 2014 (disregarding any mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The final maturity date of the Term Loan C is the earlier of April 5, 2014, and the date that is 91 days prior to the maturity of the Company’s 8.50% senior notes due October 2012 if such senior notes have not been repaid or refinanced in full by such date.

The Non-Extending Revolver expires on October 7, 2010, and the Extending Revolver expires on the earlier of October 1, 2013, and the date that is 91 days prior to the maturity of the Company’s 8.50% senior notes due October 2012 if such senior notes have not been repaid or refinanced in full by such date. Availability under the Revolver as of September 30, 2009, was $237.3 million (as reduced by $10.7 million of outstanding letters of credit).

Interest under the Term Loan B and the Non-Extending Revolver is payable at (a) the “Alternate Base Rate” (“ABR”) (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.00% to 1.75%; or (b) the “Eurodollar Rate” (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.00% to 2.75%. Interest under the Term Loan C and the Extending Revolver is payable at (a) the “Adjusted Alternate Base Rate” (the higher of (x) the Prime Rate plus a margin of 3.25%; (y) the Federal Funds Rate plus a margin of 3.75%; or (z) the one-month Eurodollar Rate, subject to a floor of 2.50%, plus a margin of 4.25%); or (b) the Eurodollar Rate, subject to a floor of 2.50%, plus a margin of 4.25%. A commitment fee of 0.50% is due on the unused portion of the Non-Extending Revolver. A commitment fee of 0.75% is due on the unused portion of the Extending Revolver.

The Credit Agreement contains certain affirmative and negative covenants as to the operations and financial condition of the Company, as well as certain restrictions on the payment of dividends and other distributions to Holdings. As of September 30, 2009, the Company was in compliance with all covenants.

Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Credit Agreement.

In accordance with Emerging Issues Task Force (“EITF”) 96-19, “Accounting for a Modification or Exchange of Debt Instruments,” the Company performed an analysis to determine whether the Amendment would be recorded as an extinguishment of debt or a modification of debt. Based on the Company’s analysis, it was determined that the Amendment qualified as a debt extinguishment under this guidance and, as a result, the Company recorded a gain on debt extinguishment of $0.8 million. The gain on debt extinguishment is comprised of the following items (in millions):

Recorded value of debt subject to amendment, prior to amendment	$1,200.0
Fair value of debt resulting from amendment	(1,177.3)

Gain on extinguished debt, before costs	22.7
Write-off of deferred financing fees on extinguished debt	(9.3)
New issuance costs on extinguished debt	(12.6)

Total	$0.8

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2008

In conjunction with the Amendment, the Company recorded in the nine months ended September 30, 2009, $2.5 million in deferred financing fees, which are included in other non-current assets on the Condensed Consolidated Balance Sheet (Unaudited) and are being amortized to interest expense over the terms of the respective debt using the effective interest method.

c. Equity Offering and Concurrent Transaction (Unaudited)

The Company is currently pursuing an initial public offering, which is expected to be completed during 2010. Immediately prior to the offering of common stock contemplated by the Company, Graham Packaging Holdings Company and GPC Capital Corp. II, which is currently a subsidiary of the Company, will undergo a reorganization. GPC Capital Corp. II will change its name to Graham Packaging Company Inc. and exchange newly issued shares of its common stock for all of the partnership interests of Graham Packaging Holdings Company.

As a result of these transactions, Graham Packaging Company Inc. will be the parent company of the Company. Further, the Company expects to recognize certain net deferred income tax assets, representing the difference between the financial reporting and tax bases of the Company’s assets and liabilities, and certain other balances that may result from these transactions. These balances will be accounted for by recording deferred income tax assets, net of any required valuation allowance, and such other amounts as appropriate. The amounts recorded upon the completion of these transactions will be determined at the closing based on facts existing at the date of the reorganization described above, and will be dependent upon a number of factors including the final structure, shareholder ownership and balances existing at that date. These amounts could be material to the Company.